Exhibit 4.27

SHAREHOLDERS AGREEMENT

dated as of

January 25, 2013

among

Coca-Cola Bottlers Philippines, Inc.

Coca-Cola South Asia Holdings, Inc.

Coca-Cola Holdings (Overseas) Limited

and

Controladora de Inversiones en Bebidas Refrescantes, S.L.

i

Section 7.	Call Right	17

7.1.	CIBR Call Right Defined	17

7.2.	Exercise of CIBR Call Right	18

7.3.	CIBR Call Closing	18

Section 8.	Put Right	18

8.1.	CIBR Put Right Defined	18

8.2	Exercise of CIBR Put Right	18

8.3.	CIBR Put Closing	19

Section 9.	Review Period	20

Section 10.	Remedies	20

10.1.	Covenants of the Company	20

10.2.	Specific Enforcement	20

10.3.	Remedies Cumulative	20

Section 11.	Term	21

Section 12.	Confidentiality	21

Section 13.	Miscellaneous	21

13.1.	Additional Parties	21

13.2.	Successors and Assigns	21

13.3.	Governing Law	22

13.4.	Counterparts; Facsimile	22

13.5.	Interpretation	22

13.6.	Notices	22

13.7.	Amendment and Waiver	23

13.8.	Delays or Omissions	24

13.9.	Severability	24

13.10.	Entire Agreement	24

13.11.	Manner of Voting	24

13.12.	Further Assurances	24

13.13.	Dispute Resolution	24

Exhibits

Exhibit A – Call Price

Exhibit B – Put Price

Exhibit C – Philippine System White Paper

ii

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of this 25th day of January, 2013, by and among Coca-Cola Bottlers Philippines, Inc., a corporation organized under the laws of the Philippines (the “Company”), Coca-Cola South Asia Holdings, Inc., a corporation organized under the laws of Delaware (“KOSAH”), Coca-Cola Holdings (Overseas) Limited, a company organized under the laws of Delaware (“KOHOL” and, together with KOSAH, the “KO Shareholders”) and Controladora de Inversiones en Bebidas Refrescantes, S.L., a sociedad limitada organized under the laws of the Kingdom of Spain (“CIBR” and together with the KO Shareholders, the “Shareholders” and each a “Shareholder”).

RECITALS

WHEREAS, following the consummation of the transactions contemplated by the Share Purchase Agreement, dated as of December 13, 2012 (the “Purchase Agreement”), by and among the Shareholders, CIBR will own 51% of the issued and outstanding shares of capital stock of the Company (“Shares”) from the KO Shareholders, and the KO Shareholders will own the remaining 49% of the Shares;

WHEREAS, in accordance with the Purchase Agreement, the Shareholders have agreed to take, and to cause the Company to take, such actions as may be necessary to amend and restate the Company’s existing Articles of Incorporation and Bylaws (the “Existing Articles and Bylaws” and such amended and restated Articles of Incorporation and Bylaws, the “Revised Articles and Bylaws”); and

WHEREAS, the Shareholders believe that it is in their best interest to set forth certain agreements regarding their interests in, and the operation of, the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Shareholders agree as follows:

Section 1. Definitions. For purposes of this Agreement:

“2013 Annual Business Plan” has the meaning set forth in Section 4.1(a) hereof.

“Accounting Cycle End Date” has the meaning set forth in Section 4.2(c) hereof.

“Adoption Agreement” has the meaning set forth in Section 5.1(e) hereof.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, (a) “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of more than 50% of such Person’s voting securities, by contract or otherwise, and (b) the Company and its Subsidiaries shall not be deemed to be “Affiliates” of any Shareholder or any of its Affiliates.

“Agreement” has the meaning set forth in the preamble above.

“Ancillary Agreements” means any of: (i) the Purchase Agreement, (ii) the KO Guarantee, (iii) the KOF Guarantee, (iii) the IT Services Agreement and (iv) the Shared Services Agreement.

“Annual Business Plan” means, together, the Annual Normal Operations Plan and the Annual Extraordinary Plan.

“Annual Extraordinary Plan” means, with respect to any calendar year, the extraordinary business plan of the Company and its Subsidiaries for such calendar year, which business plan shall include any plan or decision that is not contemplated by the Annual Normal Operations Plan, including any plan or decision relating to any Specified Action and any related funding thereof.

“Annual Normal Operations Plan” means, with respect to any calendar year, the ordinary business plan of the Company and its Subsidiaries for such calendar year, which business plan shall provide for a plan to ensure the normal operation and the organic growth of the business of the Company and its Subsidiaries in the Philippines, including all necessary capital investments, capital expenditures, leases and Debt, but excluding any plan or decision relating to any Specified Action and any related funding thereof.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act and any other anti-bribery or anti-corruption laws applicable to the Company and/or any of its Subsidiaries or any other Person acting on behalf of the Company and/or any of its Subsidiaries.

“Board” means the Board of Directors of the Company as constituted from time to time.

“Business Day” means any day on which banks are not required or authorized by Law to close in the cities of Manila, Philippines, Mexico City, Federal District, Mexico, Bilbao, Bizkaia, Kingdom of Spain and the City of New York, the State of New York, United States.

“Call Price” has the meaning set forth in Section 7.1 hereof.

“Call Review Period” has the meaning set forth in Section 7.3 hereof.

“CEO” means the chief executive officer of the Company.

“CFO” means the chief financial officer of the Company.

“CIBR” has the meaning set forth in the preamble above.

“CIBR Call Closing Date” has the meaning set forth in Section 7.2 hereof.

“CIBR Call Notice” has the meaning set forth in Section 7.2 hereof.

“CIBR Call Period” has the meaning set forth in Section 7.1 hereof.

“CIBR Call Right” has the meaning set forth in Section 7.1 hereof.

“CIBR Call Shares” has the meaning set forth in Section 7.1 hereof.

“CIBR Directors” has the meaning set forth in Section 2.2(ii) hereof.

“CIBR Put Closing Date” has the meaning set forth in Section 8.2 hereof.

“CIBR Put Notice” has the meaning set forth in Section 8.2 hereof.

“CIBR Put Period” has the meaning set forth in Section 8.1 hereof.

“CIBR Put Right” has the meaning set forth in Section 8.1 hereof.

“CIBR Put Shares” has the meaning set forth in Section 8.1 hereof.

“Closing Date Put Price” has the meaning set forth in Section 8.2 hereof.

“Company” has the meaning set forth in the preamble above.

“Consolidation Order” has the meaning set forth in Section 13.13(d) hereof.

“Consumer Price Index” means the primary consumer price index published by the Central Bank of the Philippines.

“Contract” means any agreement, lease, commitment, franchise, license, arrangement, contract, obligation, indenture, deed of trust or other instrument (whether written or oral).

“Deadlocked Matter” has the meaning set forth in Section 4.2(b) hereof.

“Debt” means, with respect to any Person without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (other than those evidencing trade accounts payable incurred in the ordinary course of business consistent with past practice), (c) all obligations of such Person as an account party or applicant under or in respect of letters of credit, letters of guaranty, surety bonds, bankers’ acceptances or similar arrangements (solely to the extent drawn and outstanding); (d) all guarantees by such Person in respect of obligations of any other Person of the kind referred to in clauses (a) through (c) above and (e) all obligations of the kind referred to in clauses (a) through (d) above to the extent secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or becomes liable for the payment of such obligation.

“Dispute” has the meaning set forth in Section 13.13(a) hereof.

“Dispute Notice” has the meaning set forth in Section 13.13(a) hereof.

“Estimated Call Price” has the meaning set forth in Section 7.3 hereof.

“Estimated Put Price” has the meaning set forth in Section 8.3 hereof.

“Existing Articles and Bylaws” has the meaning set forth in the recitals.

“FEMSA” means Fomento Económico Mexicano, S.A.B. de C.V., which is the indirect parent of CIBR.

“FEMSA CEO” has the meaning set forth in Section 4.2(b) hereof.

“Final Report” has the meaning set forth in Section 9 hereof.

“FMV Institution List” means the mutually agreed upon list of internationally recognized institutions from which institutions the Shareholders may select from time to time for purposes of determining KOP Fair Market Value.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, national, supranational, state, provincial, departmental, local or similar government, governmental, regulatory or administrative authority, branch, agency, court of competent jurisdiction or commission or any judicial or arbitral body or any branch of competent jurisdiction, whether judicial, legislative or administrative.

“ICC” has the meaning set forth in Section 13.13(b) hereof.

“ICC Rules” has the meaning set forth in Section 13.13(b) hereof.

“IFRS” means the International Financial Reporting Standards.

“Impasse Matter” has the meaning set forth in Section 4.2(a) hereof.

“Independent Accounting Firm” has the meaning set forth in Section 9 hereof.

“Ineligible Director” has the meaning set forth in Section 2.3 hereof.

“Initial Four-Year Period” means the period commencing on the date hereof and ending on the fourth anniversary of the date hereof.

“KO Call Closing Date” has the meaning set forth in Section 4.2(c) hereof.

“KO Call Right” has the meaning set forth in Section 4.2(c) hereof.

“KO Call Right Notice” has the meaning set forth in Section 4.2(c) hereof.

“KO Directors” has the meaning set forth in Section 2.2(i) hereof.

“KO Shareholders” has the meaning set forth in the preamble above.

“KOF” means Coca-Cola FEMSA, S.A.B. de C.V.

“KOF CEO” has the meaning set forth in Section 4.2(b) hereof.

“KOF Management Committee” means the committee composed of representatives of KOF, FEMSA and TCCC that meets from time to time prior to meetings of the board of directors of KOF.

“KOHOL” has the meaning set forth in the preamble above.

“KOP Fair Market Value” shall mean the equity value amount in United States Dollars that, as of the date on which the Unresolved Deadlock Event shall occur, would be received for all of the Shares owned by CIBR in an arm’s-length transaction between a willing buyer and seller, determined as follows:

(i) Within 30 Business Days of delivery by the KO Shareholders of the KO Call Right Notice, the KO Shareholders and CIBR will each make an independent determination of the KOP Fair Market Value (each an “Original Valuation Determination”) and will concurrently submit such valuation to the Board. If the Original Valuation Determinations differ by an amount which is less than 10% of the smaller Original Valuation Determination, the KOP Fair Market Value will be the average of such Original Valuation Determinations.

(ii) If the difference between the Original Valuation Determinations is an amount which is greater than 10% of the smaller Original Valuation Determination, within 10 Business Days following the date of the Original Valuation Determinations, the KO Shareholders and CIBR will each select a financial institution from the FMV Institution List. Within 30 Business Days of such selection, these two institutions will make their respective determinations of the KOP Fair Market Value (each a “Second Valuation”) and submit them concurrently to the Board. If the Second Valuations differ by an amount which is less than 10% of the smaller Second Valuation, the KOP Fair Market Value will be the average of such Second Valuations.

(iii) If the Second Valuations differ by an amount which is greater than 10% of the smaller Second Valuation, within 10 Business Days of the submission of the Second Valuations, the two aforementioned institutions will select a third institution from the FMV Institution List, which institution shall then make its own determination of the KOP Fair Market Value within 30 Business Days of its selection (the “Third Valuation”). The two Second Valuations and the Third Valuation will be averaged together, and the Original Valuation Determination that is nearest to this average will be deemed to be the KOP Fair Market Value.

For all purposes of this Agreement, the KOP Fair Market Value shall (x) be computed on the assumption that any bottler’s agreements of the Company shall continue in effect from and after the date as of which the KOP Fair Market Value is to be calculated and (y) not, in any event, be increased as a result of any outstanding Debt of the Company and its Subsidiaries.

“KOSAH” has the meaning set forth in the preamble above.

“Law” shall mean any statute, law, constitutional provision, code, regulation, circular (provided that such circular has been published), ordinance, rule, ruling, judgment, decision, order, writ, injunction, jurisprudence, decree, permit, concession, grant, franchise, license, agreement, rule of common law, or other governmental restriction of or determination by, or requirement enacted, promulgated, issued or entered by any Governmental Authority or any interpretation of any of the foregoing by any Governmental Authority.

“New Issue Offer Notice” shall have the meaning set forth in Section 5.1(a) hereof.

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Notice of Board Impasse” has the meaning set forth in Section 4.2(a) hereof.

“Pacific President” has the meaning set forth in Section 4.2(b) hereof.

“Person” means an individual, company, corporation, trust, association, joint venture, Governmental Authority or any other entity.

“PFRS” means the Philippine Financial Reporting Standards.

“Philippine Resident” means an individual that is a resident of the Philippines for all purposes of the Corporation Code (Batas Pambasa 8) of the Philippines.

“Post Closing Put Review Period” has the meaning set forth in Section 8.3 hereof.

“Pro Rata Share” has the meaning set forth in Section 5.1(b) hereof.

“Purchase Agreement” has the meaning set forth in the recitals.

“Put Price” has the meaning set forth in Section 8.1 hereof.

“Put Review Period” has the meaning set forth in Section 8.2 hereof.

“Related Persons” means, with respect to any Person, (a) each Affiliate thereof and (b) each Person that is a director, officer, controlling partner, controlling owner, controlling shareholder or controlling member of any Person included in clause (a) above.

“Representatives” has the meaning set forth in Section 12 hereof.

“Review Period” has the meaning set forth in Section 8.3 hereof.

“Revised Articles and Bylaws” has the meaning set forth in the recitals.

“Sanctions” means any sanctions administered or enforced by the U.S. Office of Foreign Assets Control or the United States Department of State or any sanctions imposed by the United Nations Security Council, the European Union or the United Kingdom Treasury departments.

“Shareholders” has the meaning set forth in the preamble above.

“Shares” has the meaning set forth in the recitals.

“Specified Actions” has the meaning set forth in Section 2.14 hereof.

“Stamp Taxes” has the meaning set forth in Section 4.2(c) hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, association, limited liability company or other entity of which such Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interests.

“TCCC” means The Coca-Cola Company, which is the direct parent of KOSAH and the indirect parent of KOHOL.

“TCCC CEO” has the meaning set forth in Section 4.2(b) hereof.

“Unresolved Deadlock Event” has the meaning set forth in Section 4.2(c) hereof.

Section 2. Corporate Governance.

2.1. Size of the Board. Each of the Shareholders agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at seven (7) directors.

2.2. Board Composition. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held the following individuals shall be elected to the Board:

(i) three (3) individuals designated by the KO Shareholders, at least one of whom shall be a Philippine Resident (the “KO Directors”); and

(ii) four (4) individuals designated by CIBR, at least three of whom shall be Philippine Residents (the “CIBR Directors”).

2.3. Failure to Designate a Board Member.

(a) In the absence of any designation from the KO Shareholders or CIBR as specified above, the directors previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

(b) In the event any director previously designated by the KO Shareholders or CIBR, as the case may be, is no longer eligible to serve as provided herein (an “Ineligible Director”), then, subject to applicable Law, the KO Directors, if the Ineligible Director had been designated by the KO Shareholders, or the CIBR Directors, if the Ineligible Director had been designated by CIBR, shall be entitled, acting unanimously with all the existing directors, to designate a new director to replace the Ineligible Director until such time as a special meeting of shareholders at which an election of directors is held or a written consent of the shareholders can be executed. The CIBR Directors, if the new director shall be designated by the KO Shareholders, or the KO Directors, if the new director shall be designated by CIBR, shall support and vote for the designated new director until such time as a special meeting of shareholders at which an election of directors is held or a written consent of the shareholders can be executed.

2.4. Removal of Board Members. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 2.2 of this Agreement may be removed from office unless such removal is directed or approved by the respective designator (the KO Shareholders or CIBR, as applicable) entitled under Section 2.2 to designate that director; and

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 2.2 shall be filled by the respective designator (the KO Shareholders or CIBR, as applicable) of such director in accordance with the provisions of this Section 2.

2.5. Consents; Necessary Action. All Shareholders agree to execute any written consents required to effect the purposes of this Agreement, and, at the request of any Shareholder, the Shareholders agree to cause their respective designated directors to call a special meeting of shareholders for the purpose of electing directors.

2.6. Board Committees. Subject to Section 2.14 hereof, the Board shall have right to create an executive committee or any other committee of the Board. The membership of any such committee shall include at least one KO Director, unless otherwise agreed by the KO Directors.

2.7. Chairman; Secretary. The CIBR Directors shall appoint the Chairman of the Board, who will preside at all meetings of the shareholders and of the Board. The CIBR Directors shall appoint the secretary of the Board, who will attend all meetings of the shareholders and of the Board, but will not be a director of the Board.

2.8. Quorum. No business shall be transacted at any meeting of the Board unless a quorum is present at the time when the meeting proceeds to business and continues to be present until the conclusion of the meeting. At each initial call for a meeting of the Board the presence of at least one CIBR Director and one KO Director shall be required for a quorum. In case a quorum is not reached at the initial call for any meeting of the Board other than a meeting of the Board during the Initial Four-Year Period to approve an Annual Normal Operations Plan, a second meeting of the Board may be convened pursuant to Section 2.9, in which case a quorum of the Board shall consist of a majority of the Board.

2.9. Meetings. Meetings of the Board shall be held at such place or places, within or outside the Philippines, as the Board may from time to time determine. The parties agree that a meeting of the Board shall be held at least three times each calendar year on such dates and at such times and locations as may be decided by the Board. Notice of any meeting of the Board shall be delivered to the directors at least 15 days prior to the date of such meeting. In case a duly convened Board meeting is not held due to lack of quorum, a second Board meeting shall be convened to discuss the same agenda of such unheld Board meeting, provided a notice thereof is delivered at least 5 days in advance thereof.

2.10. Special Meetings. Special meetings of the Board may be held at any time and place whenever such meetings are required to be called by any director upon 15 days prior written notice to the other directors specifying the proposed date, time and location of the meeting together with the details of the matters to be discussed. A special meeting of the Board may be called upon shorter notice if each of the directors so agrees in writing at or prior to the relevant meeting.

2.11. Action Without a Meeting. To the extent permitted by applicable Law, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee designated by the Board, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes or proceedings of the Board or any committee designated by the Board.

2.12. Action by Telephonic Conference. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or committee thereof by means of conference telephone, electronic or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

2.13. Remuneration and Expenses of Directors. The members of the Board shall not be entitled to any remuneration in their capacity as directors of the Company. However, the parties agree that the Company shall promptly reimburse in full, each director for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board or any committee thereof.

2.14. Specified Actions Requiring Board Approval.

(a) The approval of a majority of the Board, including the affirmative vote of at least one of the KO Directors and one of the CIBR Directors, shall be required prior to the taking of any of the corporate actions set forth below by the Company or any of its Subsidiaries (“Specified Actions”):

(i) Making any change in or amending any articles of incorporation, bylaws or any other governing documents;

(ii) If the Company has any non-operational Debt outstanding, paying or declaring dividends or distributions on the Company’s capital stock;

(iii) If the Company does not have any non-operational Debt outstanding, paying or declaring any dividends or distributions on the Company’s capital stock that, in the aggregate, exceed an amount equal to 20% of the consolidated net income of the Company and its Subsidiaries for the most recent fiscal year;

(iv) Redeeming, purchasing or otherwise acquiring any shares of capital stock, other than (A) a redemption or purchase of the publicly held shares of Cosmos Bottling Corporation and (B) any corporate action expressly contemplated by the Purchase Agreement;

(v) Any guarantee of third party obligations that is not related to the normal operation or not required to ensure the organic growth of the business of the Company and its Subsidiaries in the Philippines;

(vi) Issuing or selling any equity securities (including stock options, warrants or securities convertible or exchangeable into equity securities), entering into any arrangements with respect to the issuance or sale of equity securities or any request for capital contributions not contemplated by an Annual Extraordinary Plan or the Purchase Agreement;

(vii) Entering into any Contract with CIBR or any of its Related Persons;

(viii) Instituting or consenting to or acquiescing in any bankruptcy, reorganization, workout, receivership, liquidation or dissolution proceeding;

(ix) Approving any Annual Extraordinary Plan, including any amendments or updates thereto, or any action to be taken by the Company or any of its Subsidiaries that would be a material deviation from the Annual Extraordinary Plans;

(x) Entering into agreement with respect to, or consummating, any acquisition, directly or indirectly (whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise), of any assets (whether tangible or intangible), securities, properties, interests, or businesses, or approve any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), unless such acquisition or investment (or series of related acquisitions or investments): (i) is specifically contemplated in the Annual Normal Operations Plan or (ii) if not specifically contemplated in the capital investment budget of the Annual Normal Operations Plan and is related to the normal operation or required to assure the organic growth of the business of the Company and its Subsidiaries in the Philippines, involves an amount of consideration not in excess of US$18 million and does not involve the acquisition of any third party brand;

(xi) Entering into any joint venture, partnership, strategic alliance or any other business acquisition or combination with third parties or equity investment in any Person regardless of structure, unless such acquisition or investment relates to the acquisition of operating assets in the ordinary course of business;

(xii) Entering into any transaction to sell, assign, lease, license, transfer, abandon or permitting to lapse or otherwise disposing of any real property or other properties or assets, real, personal or mixed, whether tangible or intangible, unless such transaction (or series of related transactions): (i) is specifically contemplated in the Annual Normal Operations Plan or (ii) if not specifically contemplated in the Annual Normal Operations Plan and if related to the normal operation or required to assure the organic growth of the business of the Company and its Subsidiaries in the Philippines, involves an amount of consideration not in excess of US$18 million and does not include any material intellectual property;

(xiii) Commencing, prosecuting or settling any litigation, arbitration, investigation or other proceeding other than (i) any of the foregoing involving the Company, on the one hand, and CIBR or any KO Shareholder, on the other hand or (ii) in the ordinary course of business;

(xiv) Approving yearly audited financial statements, including a qualified opinion of an auditor;

(xv) Changing the Company’s auditor;

(xvi) Changing any tax election or fiscal year of the Company or any of its Subsidiaries;

(xvii) The creation of any executive or other committee of the Board;

(xviii) Entering into any new line of business or changing the nature of the Company’s business or the territory in which the Company conducts its business;

(xix) Forming or dissolving any Subsidiary that would result in a material change in the asset value of the Company; or

(xx) Authorizing the Company or any of its Subsidiaries to make any public offering of, or to publicly list or delist, any equity securities (or any securities convertible or exchangeable into equity securities), except for the offer to purchase the publicly-held shares of Cosmos Bottling Corporation.

(b) Only for purposes of the Specified Actions listed in Section 2.14(a), when the term “ordinary course of business” is used, it shall mean the transaction of business according to common customs and practices in the international non-alcoholic beverages business and consistent with past practice of the Company and its Subsidiaries; provided that, without in any way broadening the term “ordinary course of business,” matters involving in excess of 5% of the total assets of the Company and its Subsidiaries (either separately or, if the matter involves a series of transactions, in the aggregate) shall not be considered to be in the ordinary course of business.

(c) Only for purposes of the Specified Actions listed in Section 2.14(a), when the term “non-operational Debt” is used, it shall refer to Debt incurred other than for capital investments, capital expenditures or otherwise in the ordinary course of business to fund the normal operation and organic growth of the Company and its Subsidiaries.

(d) Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in favor of any Specified Action duly approved by the Board in accordance with Section 2.14(a) above to the extent any shareholder action is required to effect such Specified Action.

2.15. Officers.

(a) (i) A majority of the Board (which majority may be comprised solely of CIBR Directors) shall approve the appointment or removal of the CEO and (ii) the CEO shall be entitled to appoint and remove any other member of management of the Company (other than the CFO, who shall be appointed and/or removed as provided in paragraph (b) and (c) below, respectively); provided, however, that in the case of each of clauses (i) and (ii), prior to any such appointment or removal, the Board or the CEO, as applicable, shall consult with, and consider in good faith the views of, the KO Directors in connection with such appointment or removal.

(b) The KO Directors shall be entitled to designate for appointment the CFO; provided, however, that prior to any such appointment, the CEO shall be given the opportunity to interview the proposed candidate and the KO Directors shall consult with, and consider in good faith the views of, the CEO in connection with such appointment.

(c) The CEO may request the removal of the CFO for valid commercial reasons and, as promptly as practicable following receipt of such request, the KO Directors shall discuss with the CEO whether the CFO should be removed. Notwithstanding the foregoing, it is acknowledged and agreed that only the KO Directors shall be entitled to remove the CFO; provided, however, that prior to any such removal (whether at the request of the CEO or otherwise) the KO Directors shall consult with, and consider in good faith the views of, the CEO in connection with such removal.

(d) No member of senior management may hold a management position with any entity other than the Company and its Subsidiaries.

2.16. Other Matters.

(a) The Shareholders acknowledge that the Revised Articles and Bylaws provide for certain notice, quorum and voting requirements at annual and special shareholder meetings and agree not to take any action inconsistent with such provisions.

(b) Notwithstanding the Existing Articles and Bylaws, until the effectiveness of the Revised Articles and Bylaws, (i) the Shareholders acknowledge and agree that the provisions of this Agreement and the Revised Articles and Bylaws shall govern the interests of the Shareholders in, and the operation of, the Company, and (ii) the Shareholders agree to take, or to cause to be taken, such actions as may be necessary to give effect to the foregoing clause (i), including by granting any consents or causing their respective director designees to take or not to take any actions.

(c) In the event of any discrepancy or conflict between the Revised Articles and Bylaws and this Agreement, as among the Shareholders, this Agreement shall prevail and, to the extent permitted by applicable Law, the Shareholders shall cause the Company to amend the applicable Revised Articles and Bylaws to eliminate such discrepancy.

Section 3. Information Rights.

3.1. Delivery of Financial Statements.

(a) The Company shall deliver to each Shareholder:

(i) as soon as practicable, but in any event within 60 days after the end of each fiscal year of the Company, (A) a balance sheet as of the end of such year; (B) statements of income and of cash flows for such year; and (C) a statement of shareholders’ equity as of the end of such year, all such financial statements prepared in accordance with PFRS (for statutory purposes only) and IFRS, audited and certified by the Company’s independent auditor (as approved by the Board in accordance with Section 2.14) and including an analysis reconciling such financial statements with GAAP;

(ii) as soon as practicable, but in any event within 30 days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of shareholders’ equity as of the end of such fiscal quarter, all prepared in accordance with IFRS and including an analysis reconciling such financial statements with GAAP;

(iii) as soon as practicable, but in any event within 30 days after the end of each month of each fiscal year of the Company, unaudited statements of income and of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with IFRS;

(iv) with respect to the financial statements called for in Section 3.1(a)(i) and Section 3.1(a)(ii), an instrument executed by the CFO certifying that such financial statements were prepared in accordance with IFRS, consistently applied with prior practice for earlier periods and fairly present the financial condition of the Company and its results of operation for the periods specified therein (except that such financial statements (A) may be subject to normal year-end audit adjustments and (B) need not contain all notes thereto that may be required in accordance with IFRS); and

(v) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as the KO Shareholders or CIBR may from time to time reasonably request in order to prepare its own financial statements.

(b) If, for any period, the Company has any Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries; provided, however, that any consolidating financial statements will be delivered as soon as practicable and will not be subject to the deadlines specified in Section 3.1(a)(i) and Section 3.1(a)(ii).

3.2. Inspection and Consultation. The Company shall permit each Shareholder and its representatives, at such Shareholder’s own cost and expense, to examine the books of account and records of the Company, during normal business hours, as may be reasonably requested by such Shareholder. Furthermore, the Company shall, at a Shareholder’s reasonable request, make available the CFO and other senior financial personnel who are responsible for the supervision of the books of account and records of the Company and representatives (including auditors) to consult with and discuss the Company’s affairs, finances and accounts with such Shareholder’s financial personnel and outside auditors upon reasonable notice and during normal business hours.

Section 4. Company Covenants.

4.1. Business Plans.

(a) As of the date hereof, the Shareholders have agreed upon the KO-KOF – Philippine System White Paper in the form attached hereto as Exhibit C, which provides a strategic roadmap of the Company for the next three years, and shall as promptly as practicable after the date hereof (but no later than March 31, 2013) agree upon an Annual Business Plan for the year ended December 31, 2013, which will include those matters mutually agreed upon in the operating guidelines letter agreement (the “2013 Annual Business Plan”). The 2013 Annual Business Plan will contain the customary level of detail necessary to satisfy the requirements of an “Annual Business Plan” under this Agreement. During the Initial Four-Year Period, the management of the Company, in full consultation with the KO Directors and on the same schedule as TCCC’s cycle planning, shall prepare and submit the Annual Business Plans for review by, and subject to approval of, the Board, including the affirmative vote of at least one of the KO Directors.

(b) Following the Initial Four-Year Period, the management of the Company, in full consultation with TCCC and on the same schedule as TCCC’s cycle planning, shall prepare and submit each year during such period the Annual Normal Operations Plan and the Annual Extraordinary Plan for review by, and approval of, the Board; provided that the Annual Extraordinary Plan will require the affirmative vote of at least one KO Directors pursuant to Section 2.14(a)(ix) (it being understood and agreed that following the Initial Four-Year Period the Annual Normal Operations Plan can be approved by a majority of the Board (which majority may be comprised solely of CIBR Directors)).

4.2. Deadlock.

(a) In the event that, (i) for any two consecutive duly convened meetings of the Board, the Board is unable to reach a decision by the required vote concerning any Specified Action that was on the agenda for such meetings due to the failure of the KO Directors to approve such Specified Action, or (ii) if during the Initial Four-Year Period, an Annual Normal Operations Plan has not been approved by the KO Directors, either Shareholder may, within 14 days of the occurrence of either (i) or (ii) deliver a written notice (a “Notice of Board Impasse”) to the other Shareholder stating that in its opinion an impasse has occurred and identifying the matter in reasonable detail over which the Shareholders are at an impasse (“Impasse Matter”). During the period in which a Notice of Board Impasse may be delivered by any Shareholder and following delivery of a Notice of Board Impasse until the expiration of the KO Call Right, the right of CIBR to exercise the CIBR Call Right and the CIBR Put Right (if any) shall be suspended.

(b) The Shareholders agree that following delivery of a Notice of Board Impasse, they shall refer the Impasse Matter in the first instance to the Chief Executive Officer of KOF (“KOF CEO”) and the President, Pacific Group of TCCC (“Pacific President”). If the KOF CEO and the Pacific President are unable to resolve the Impasse Matter within 90 days, then the Impasse Matter shall be escalated to the KOF Management Committee, and if the KOF Management Committee is not scheduled to meet during the following 90 day period, the Shareholders shall cause the KOF Management Committee to meet during such period. If the KOF Management Committee (with the participation and approval of the members thereof designated by TCCC) is unable to resolve the Impasse Matter within 90 days or the KOF Management Committee determines that a deadlock has occurred, then such Impasse Matter shall be deemed by the parties to be a “Deadlocked Matter” and such Impasse Matter shall be escalated to the Chief Executive Officer of FEMSA (“FEMSA CEO”) and the Chief Executive Officer of TCCC (“TCCC CEO”). In each escalation, the parties shall take steps in good faith to resolve the matter, including arranging a meeting to discuss the same.

(c) If any Deadlocked Matter is not resolved within 90 days of being referred to the FEMSA CEO and the TCCC CEO (an “Unresolved Deadlock Event”), then the

KO Shareholders may at their election, by providing written notice to CIBR within 90 days following the date on which the Unresolved Deadlock Event occurs (the “KO Call Right Notice”), purchase all, but not less than all, of the Shares owned by CIBR at a price equal to the KOP Fair Market Value (the “KO Call Right”). In connection with the exercise of the KO Call Right, the KO Shareholders shall cause all indebtedness for borrowed money of the Company and its Subsidiaries (including accrued interest thereon) owed to CIBR to be repaid. The purchase of Shares pursuant to the KO Call Right shall be consummated (the “KO Call Closing Date”) on the last day of the applicable monthly accounting period of TCCC (the “Accounting Cycle End Date”), which Accounting Cycle End Date shall be no earlier than 10 days after the date on which the KOP Fair Market Value is finally determined in accordance with this Agreement. At the KO Call Closing Date, the KO Shareholders shall deliver to CIBR the price equal to the KOP Fair Market Value net of any applicable withholding (including the original or a certified copy of a receipt, or other evidence satisfactory to CIBR, evidencing payment thereof), and CIBR shall deliver to the KO Shareholders the Shares owned of record by CIBR and all other documents required to effect the sale of the Shares owned by CIBR, free of any liens, including appropriate documentation providing indemnities to the KO Shareholders regarding its title to the Shares held of record by CIBR in form and substance reasonably satisfactory to the KO Shareholders. The KO Shareholders and CIBR shall each pay one-half of any sales, use, value added, stamp, documentary, filing, recordation, registration and other similar taxes, if any, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties, incurred in connection with such sale (the “Stamp Taxes”), whether levied on the KO Shareholders or CIBR. Unless otherwise required by applicable Laws, CIBR shall be responsible for preparing and timely filing any tax returns required with respect to any such Stamp Taxes. Payment of any such Stamp Taxes by the KO Shareholders to CIBR pursuant to this paragraph shall be made to CIBR no later than two Business Days before the due date of the applicable payment. CIBR shall provide the KO Shareholders with the tax returns required with respect to any Stamp Taxes and proof of payment within five Business Days following the payment of any such Stamp Tax. The KO Shareholders and CIBR shall cooperate with each other in order to minimize applicable Stamp Taxes in a manner that is mutually agreeable and in compliance with applicable Law, and shall in connection therewith execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Stamp Taxes to be assessed and paid in accordance with applicable Law. For the avoidance of doubt, taxes imposed on CIBR with respect to any gain or income on the sale of the Shares to the KO Shareholders shall be borne exclusively by CIBR and CIBR shall be responsible for preparing and timely filing any tax returns required with respect to any such taxes subject to applicable withholding by KO Shareholders, if any.

(d) If during the Initial Four-Year Period the Board is unable to agree by the required vote on an Annual Normal Operations Plan for any period prior to the commencement of such period, the Shareholders agree to cause the Board to take all necessary action to approve a provisional Annual Normal Operations Plan for such period, which provisional Annual Normal Operations Plan shall provide that (i) to the extent the Board agrees by the required vote (which shall include the affirmative vote of the KO Directors) upon individual line items in the proposed Annual Normal Operations Plan, such agreed upon individual line items shall be included in such provisional Annual Normal Operations Plan, and (ii) to the extent that there is no agreement by the required vote with respect to an individual line item in such Annual Normal Operations Plan, the individual line item from the Annual Normal Operations Plan for the immediately preceding corresponding period shall be included, subject to adjustment (without duplication) to reflect increases or decreases resulting from the following events:

(A) the operation of escalation or de-escalation provisions in contracts in effect during the period covered by the prior Annual Normal Operations Plan;

(B) increases or decreases in expenses attributable to the annualized effect of employee additions or reductions during the last year of the period covered by the prior Annual Normal Operations Plan;

(C) increases or decreases in expenses attributable to the actual growth of or decline of sales for the fiscal year immediately preceding the period covered by the provisional Annual Normal Operations Plan as compared to the actual sales that served as the basis for the preparation of the prior Annual Normal Operations Plan;

(D) increases in any expenses in an amount equal to the total of the expenses reflected in the last year covered by the prior Annual Normal Operations Plan multiplied by the increase in the Consumer Price Index for the prior year; and

(E) the continuation of the effects of a decision consented to by the KO Directors that are not reflected in the prior Annual Normal Operations Plan if and to the extent the effects of such decision was reasonably foreseeable at the time such decision was consented to by the KO Directors.

For the avoidance of doubt, (i) the provisional Annual Normal Operations Plan pursuant to this Section 4.2(d), including any agreement as to any line item thereto by the KO Directors, shall not be deemed to resolve any Impasse Matter or Deadlocked Matter and (ii) the provisional Annual Normal Operations Plan shall exclude any plan or decision relating to any Specified Action and any funding related thereto.

4.3. Compliance with Laws. The Company and its Subsidiaries shall comply with all Anti-Corruption Laws, anti-money laundering laws and import/export laws applicable to the Company, its Subsidiaries or any Person acting on its or their behalf. The Company and its Subsidiaries shall not engage in any dealings or transactions with any person, or in any country or territory, that is the subject of any Sanctions which CIBR and the KO Shareholders agree (acting reasonably) are applicable to the Company or would cause the Company to be in breach of any Sanctions.

4.4. Tax Matters.

(a) CIBR agrees that any U.S. tax elections made at the request of the KO Shareholders or one of their Affiliates to treat it as an entity that is disregarded from its owner for U.S. federal income Tax purposes may not be changed without prior consultation with the KO Shareholders.

(b) If the Philippines enacts legislation providing for a form of legal entity both suitable for the operation of the business and eligible for treatment as a disregarded or flow-through entity for U.S. income tax purposes, the Company agrees to cooperate in good faith with the Shareholders in considering whether or not the Company and any of its Subsidiaries can and would be converted into such form of legal entity and whether or not to file elections to treat such entities as disregarded or flow-through for U.S. tax purposes.

4.5. Funding Obligations. In the event that any funding or capital requirements arising from the operation of the Company and its Subsidiaries in accordance with the Annual Business Plan are in excess of the resources available to the Company and its Subsidiaries in the ordinary course of business, including borrowings in the ordinary course of business under reasonable market terms from third parties, CIBR and the KO Shareholders shall cooperate in good faith to fund such excess requirements in a manner mutually acceptable to such Shareholders (taking into account any tax or other considerations affecting such Shareholders); provided, however, that (a) (i) during any year in which the Annual Normal Operations Plan was not approved by the KO Shareholders or (ii) during the period from which a Notice of Board Impasse has been delivered with respect to an Impasse Matter until the earlier of (A) such Impasse Matter is resolved in accordance with Section 4.2 and (B) the right of the KO Shareholders to exercise the KO Call Right in respect of an Unresolved Deadlock Event relating to such Impasse Matter has expired, the funding obligations of the KO Shareholders may be suspended by the KO Shareholders until such condition ceases to exist; and (b) each of the Shareholders shall be obligated to fund any capital requirement to the extent such requirement arose from the approval by the Shareholders of a Specified Action pursuant to Section 2.14(a)(vi) or Section 2.14(a)(ix).

Section 5. Pre-Emptive Right.

5.1. Pre-Emptive Right.

(a) Subject to the terms and conditions of this Section 5.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Shareholder. The Company shall make such offer by giving written notice (a “New Issue Offer Notice”) to each Shareholder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) Each Shareholder shall have the absolute right to purchase that number of New Securities as shall be equal to (i) the number of the New Securities proposed to be sold by the Company multiplied by (ii) a fraction, the numerator of which shall be the number of Shares owned by such Shareholder and the denominator of which shall be the aggregate number of Shares then owned by all of the Shareholders (the “Pro Rata Share”). A Shareholder shall be entitled to apportion its Pro Rata Share of the New Securities among itself and its Affiliates in such proportions as it deems appropriate.

(c) The Shareholders shall have a right of oversubscription such that if any Shareholder fails to purchase its Pro Rata Share of the New Securities proposed to be sold by the Company, the other Shareholder shall have the right to purchase up to the balance of the New Securities not so purchased. Such right of oversubscription may be exercised by a Shareholder by accepting the offer contained in New Issue Offer Notice as to more than its Pro Rata Share. If, as a result thereof, such oversubscriptions exceed the total number of New Securities available in respect of such oversubscription privilege, the oversubscribing Shareholders shall be cut back with respect to their oversubscriptions on a pro rata basis in accordance with their respective Pro Rata Share or as they may otherwise agree among themselves.

(d) If a Shareholder desires to purchase all or any part of the New Securities, such Shareholder shall notify the Company in writing thereof within 10 Business Days of the date of the New Issue Offer Notice, which notice shall state the number of New Securities such Shareholder desires to purchase. Such notice shall, when taken in conjunction with the offer of such New Securities, be deemed to constitute a valid, legally binding, and enforceable agreement for the sale and purchase of such New Securities (subject to the limitations set forth above as to a Shareholder’s right to purchase more than its Pro Rata Share of the New Securities). Subject to compliance with applicable Law, sales of the New Securities to be sold to the purchasing Shareholders pursuant to this Section 5.1 shall be made at the offices of the Company on the 30th Business Day after the date of the New Issue Offer Notice. Such sales shall be effected by the issuance by the Company of a certificate or certificates evidencing the New Securities to be purchased by the purchasing Shareholder, against payment to the Company of the purchase price therefore by such purchasing Shareholder in immediately available funds. New Securities purchased by Shareholders pursuant to this Section 5.1 shall immediately become subject to this Agreement upon completion of such purchase.

(e) If the Shareholders do not purchase all of the New Securities, the New Securities not so purchased may be sold by the Company to any Person at any time within 90 days after the date the New Issue Offer was made. Any such sale shall occur at not less than the price and upon other terms and conditions, if any, not more favorable to the buyer than those specified in the New Issue Offer. The Shareholders acknowledge and agree that it shall be a condition precedent to such purchase that the Person acquiring the New Securities execute and deliver an adoption agreement in form and substance reasonably acceptable to both Shareholders (the “Adoption Agreement”).

Section 6. Transfer Restrictions.

6.1. Transfer Restrictions; Effect of Failure to Comply. No Shareholder may transfer any Shares at any time to any Person except in compliance with all applicable Law and in accordance with the provisions of this Agreement. Subject to Section 6.2 and all applicable Law, no Shareholder may directly or indirectly sell, transfer, pledge or otherwise encumber any Shares without the prior written consent of the other Shareholders. Any sale, transfer, pledge or creation of any encumbrance of Shares not made in compliance with the requirements of this Agreement shall be null and void, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. If, notwithstanding the immediately preceding sentence, any transfer of any Shares is held by an arbitral panel or a court of competent jurisdiction to be effective, then the restrictions on transfer of any Shares under this Section 6 applicable to the transferor shall apply to the transferee and to any subsequent transferee as if such transferee were a party hereto. For the avoidance of doubt, no Shareholder may transfer any Shares to any Affiliate without the prior written consent of the other Shareholders (which consent may not be unreasonably withheld, conditioned or delayed with respect to any proposed transfer to a wholly owned Subsidiary of the transferring Shareholder).

6.2. Transfers. In addition to the requirements of Section 6.1, no Shares held by any Shareholder may be transferred unless the transferee shall agree, and it shall be a condition precedent to the Company’s recognition of such transfer that the transferee or assignee shall agree to be subject to each of the terms of this Agreement applicable to Shareholders. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Shareholder. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 6.2.

Section 7. Call Right

7.1. CIBR Call Right Defined. Subject to Section 4.2(a), at any time prior to the seventh (7th) anniversary of the date hereof (the “CIBR Call Period”), CIBR shall have the right to purchase from the KO Shareholders all, but not less than all, of the Shares held by the KO Shareholders (the “CIBR Call Shares”) at the purchase price (the “Call Price”) calculated in accordance with Exhibit A hereto (the “CIBR Call Right”).

7.2. Exercise of CIBR Call Right. CIBR may exercise the CIBR Call Right by giving written notice to the Company and the KO Shareholders of its intention to do so (the “CIBR Call Notice”), which CIBR Call Notice shall include CIBR’s estimate of the applicable Call Price (the “Estimated Call Price”) and copies of supporting calculations showing in reasonable detail how CIBR prepared the Estimated Call Price. The purchase of the CIBR Call Shares shall be consummated on the last day of the calendar month that is no earlier than 30 days after the date of effectiveness of the CIBR Call Notice (the “CIBR Call Closing Date”). The CIBR Call Notice shall be and remain irrevocable through the CIBR Call Closing Date.

7.3. CIBR Call Closing. At the CIBR Call Closing Date, CIBR shall deliver to the KO Shareholders the Estimated Call Price net of any applicable withholding (including the original or a certified copy of a receipt, or other evidence satisfactory to the KO Shareholders, evidencing payment thereof), and the KO Shareholders shall deliver to CIBR the CIBR Call Shares and all other documents required to effect the sale of the CIBR Call Shares, free of any liens, including appropriate documentation providing indemnities to CIBR regarding its title to the CIBR Call Shares in form and substance reasonably satisfactory to CIBR. Within 45 days following the CIBR Call Closing Date (the “Call Review Period”), either Shareholder may provide written notice to the other Shareholder that the Estimated Call Price has not been calculated correctly, in which case such dispute shall be resolved pursuant to Section 9 of this Agreement. If the Estimated Call Price is greater than the final Call Price as determined pursuant to Section 9, then the KO Shareholders shall pay to CIBR the amount of such difference no later than five Business Days following the date of determination. If the final Call Price as determined pursuant to Section 9 is greater than the Estimated Call Price, then CIBR shall pay to the KO Shareholders the amount of such difference no later than five Business Days following the date of determination. The KO Shareholders and CIBR shall each pay one-half of any Stamp Taxes, whether levied on KO Shareholders or CIBR. Unless otherwise required by applicable Laws, the KO Shareholders shall be responsible for preparing and timely filing any tax returns required with respect to any such Stamp Taxes. Payment of any such Stamp Taxes by CIBR to the KO Shareholders pursuant to this paragraph shall be made to the KO Shareholders no later than two Business Days before the due date of the applicable payment. The KO Shareholders shall provide CIBR with the tax returns required with respect to any Stamp Taxes and proof of payment within five Business Days following the payment of any such Stamp Tax. The KO Shareholders and CIBR shall cooperate with each other in order to minimize applicable Stamp Taxes in a manner that is mutually agreeable and in compliance with applicable Law, and shall in connection therewith execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Stamp Taxes to be assessed and paid in accordance with applicable Law. For the avoidance of doubt, taxes imposed on the KO Shareholders with respect to any gain or income on the sale of the Shares to CIBR shall be borne exclusively by the KO Shareholders and the KO Shareholders shall be responsible for preparing and timely filing any tax returns required with respect to any such taxes subject to applicable withholding by CIBR, if any.

Section 8. Put Right.

8.1. CIBR Put Right Defined. Subject to Section 4.2(a), at any time from the fifth (5th) anniversary of the date hereof until the sixth (6th) anniversary of the date hereof (the “CIBR Put Period”), CIBR shall have the right to sell all, but not less than all, of the Shares held by CIBR (the “CIBR Put Shares”) to the KO Shareholders at the purchase price (the “Put Price”) calculated in accordance with Exhibit B hereto (the “CIBR Put Right”).

8.2. Exercise of CIBR Put Right. CIBR may exercise the CIBR Put Right by giving written notice to the Company and the KO Shareholders of its intention to do so (the “CIBR Put Notice”), which CIBR Put Notice shall include CIBR’s estimate of the applicable Put Price (the

“Estimated Put Price”) and copies of supporting calculations showing in reasonable detail how CIBR prepared the Estimated Put Price. Following delivery of the CIBR Put Notice by CIBR, the KO Shareholders shall have 30 days to review the Estimated Put Price proposed by CIBR and deliver notice of any objection to the Estimated Put Price to CIBR (the “Put Review Period”), and, if the KO Shareholders shall fail to deliver any such notice to CIBR within the Put Review Period, the Estimated Put Price proposed by CIBR in the CIBR Put Notice shall be the amount to be paid on the CIBR Put Closing Date in respect of the CIBR Put Shares (the “Closing Date Put Price”). Notwithstanding anything herein to the contrary, in the event that the KO Shareholders shall dispute the Estimated Put Price as set forth in the CIBR Put Notice during the Put Review Period, the KO Shareholders shall not be obligated to consummate the sale of the CIBR Put Shares pending resolution of such dispute pursuant to Section 9. The purchase of the CIBR Put Shares shall be consummated on the last day of the calendar month that is no earlier than 10 days after the date on which the Closing Date Put Price is finally determined in accordance with this Section 8.2 (the “CIBR Put Closing Date”). The CIBR Put Notice shall be and remain irrevocable through the CIBR Put Closing Date.

8.3. CIBR Put Closing. At the CIBR Put Closing Date, the KO Shareholders shall deliver to CIBR the Closing Date Put Price net of any applicable withholding (including the original or a certified copy of a receipt, or other evidence satisfactory to CIBR, evidencing payment thereof), and CIBR shall deliver to the KO Shareholders the CIBR Put Shares and all other documents required to effect the sale of the CIBR Put Shares, free of any liens, including appropriate documentation providing indemnities to the KO Shareholders regarding its title to the CIBR Put Shares in form and substance reasonably satisfactory to the KO Shareholders. Within 45 days following the CIBR Put Closing Date (the “Post Closing Put Review Period” and together with the Call Review Period and the Put Review Period, a “Review Period”), either Shareholder may provide written notice to the other Shareholder that the Closing Date Put Price has not been calculated correctly, in which case such dispute shall be resolved pursuant to Section 9; provided, however, that in the event there was a dispute regarding the Estimated Put Price, then the Shareholders agree that (i) the Independent Accounting Firm that resolved such dispute shall be the same Independent Accounting Firm to resolve any dispute relating to the Closing Date Put Price and (ii) to the extent any issue relating to the Closing Date Put Price was either agreed upon between the Shareholders on or prior to the CIBR Put Closing Date or determined by the Independent Accounting Firm in calculating the Closing Date Put Price, then the review by such Independent Accounting Firm (with respect to such agreed or determined issue) shall be limited to verifying that the amount included in the Closing Date Put Price related to that issue accurately reflects the resolution of such issue. If the Closing Date Put Price is greater than the final Put Price as determined pursuant to Section 9, then CIBR shall pay to the KO Shareholders the amount of such difference no later than five Business Days following the date of determination. If the final Put Price as determined pursuant to Section 9 is greater than the Closing Date Put Price, then the KO Shareholders shall pay to CIBR the amount of such difference no later than five Business Days following the date of determination. The KO Shareholders and CIBR shall each pay one-half of any Stamp Taxes, whether levied on the KO Shareholders or CIBR. Unless otherwise required by applicable Laws, CIBR shall be responsible for preparing and timely filing any tax returns required with respect to any such Stamp Taxes. Payment of any such Stamp Taxes by the KO Shareholders to CIBR pursuant to this paragraph shall be made to CIBR no later than two Business Days before the due date of the applicable payment. CIBR shall provide the KO Shareholders with the tax returns required with respect to any Stamp Taxes and proof of payment within five Business Days following the payment of any such Stamp Tax. The KO Shareholders and CIBR shall cooperate with each other in order to minimize applicable Stamp Taxes in a manner that is mutually agreeable and in compliance with applicable Law, and shall in connection therewith execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Stamp Taxes to be assessed and paid in accordance with applicable Law. For the avoidance of doubt, taxes imposed on CIBR with respect to any gain or income on the sale of the Shares to the KO Shareholders shall be borne exclusively by CIBR and CIBR shall be responsible for preparing and timely filing any tax returns required with respect to any such taxes subject to applicable withholding by KO Shareholders, if any.

Section 9. Review Period. In the event the KO Shareholders timely deliver a notice of an objection to the Estimated Call Price, the Estimated Put Price or the Closing Date Put Price within a Review Period in accordance with the terms hereof, the KO Shareholders and CIBR shall in good faith attempt to reconcile their differences and specify any resolution in writing. Any definitive written resolution by CIBR and the KO Shareholders as to any such disputes shall be final, binding and conclusive on all of the Shareholders. If the KO Shareholders and CIBR are unable to resolve any such dispute within 15 Business Days after CIBR’s receipt of the objection notice, either of the KO Shareholders or CIBR may submit the items remaining in dispute for resolution to any of the New York offices of Deloitte Touche Tohmatsu Limited or PriceWaterhouseCoopers LLP (either such firm, the “Independent Accounting Firm”). If Deloitte Touche Tohmatsu Limited or PriceWaterhouseCoopers LLP are unable or unwilling to serve as the Independent Accounting Firm, KO Shareholders and CIBR shall attempt to agree on another mutually acceptable firm to serve as the Independent Accounting Firm, provided that if the KO Shareholders or CIBR are not able to agree within 30 days after Deloitte Touche Tohmatsu Limited or PriceWaterhouseCoopers LLP, as the case may be, provides notice that it is unable or unwilling to serve, then either Shareholder may request the ICC International Centre for Expertise shall appoint the Independent Accounting Firm. Upon the selection of the Independent Accounting Firm, and in any event within five Business Days following such selection, the KO Shareholders and CIBR shall submit to such Independent Accounting Firm (with a copy to the KO Shareholders or CIBR, as the case may be) documentary materials and analyses that the KO Shareholders or CIBR, as the case may be, believe support their respective position relating to the calculation of the Estimated Call Price, the Estimated Put Price or the Closing Date Put Price, as the case may be, but excluding any work papers of independent certified public accountants. The Independent Accounting Firm shall, within 30 Business Days after receipt of all such submissions by the KO Shareholders and CIBR, make a determination of the amount of the Estimated Call Price, the Estimated Put Price or the Closing Date Put Price, as the case may be, in accordance with standards provided herein and deliver to the KO Shareholders and CIBR a written report (the “Final Report”) containing such Independent Accounting Firm’s determination of the Put Price or the Call Price, as the case may be, provided that failure to provide the Final Report within such time period shall not be a basis to challenge the Final Report. In resolving the amount of the Call Price or the Put Price, as the case may be, the Independent Accounting Firm shall not assign a value greater than the greatest value claimed by either the KO Shareholders or CIBR or less than the smallest value claimed by either the KO Shareholders or CIBR. The determinations of the Independent Accounting Firm that are contained in the Final Report shall be final, binding and conclusive on the Shareholders and may be entered and enforced as a final arbitral award in any court having jurisdiction. The fees and disbursements of the Independent Accounting Firm shall be paid equally by the KO Shareholders, on the one hand, and CIBR, on the other hand. The place of the proceedings shall be New York, New York, and the language of the proceedings shall be English.

Section 10. Remedies.

10.1. Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the Shareholders enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

10.2. Specific Enforcement. The parties hereto agree that monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is expressly agreed that the parties hereto shall be entitled to equitable relief, including injunctive relief and specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or in equity.

10.3. Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 11. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until the sale of all outstanding Shares to CIBR or the KO Shareholders pursuant to this Agreement. The Revised Articles and Bylaws shall be amended to reflect such termination.

Section 12. Confidentiality. Except to the extent provided pursuant to separate written agreements among the Shareholders and their Affiliates, each Shareholder agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company or from each other or their respective Affiliates pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 12 by such Shareholder), (b) is or has been independently developed or conceived by the Shareholder without use of the Company’s confidential information, (c) is or has been made known or disclosed to the Shareholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company and (d) is required pursuant to public reporting obligations of the Shareholder or its Affiliates; provided, however, that a Shareholder may disclose confidential information (i) to its officers, directors, employees, attorneys, accountants, consultants, and other professionals, in each case, so long as such Persons are informed by such Shareholder of the confidential nature of such information and are directed by such Shareholder and agree to treat such confidential information confidentially; (ii) to any Affiliate, partner, member, shareholder, or wholly owned Subsidiary of such Shareholder in the ordinary course of business (such Persons in clauses (i) and (ii), “Representatives”), provided that such Shareholder informs such Representative that such information is confidential and directs such Representative to maintain the confidentiality of such information; (iii) to any relevant Governmental Authority as is reasonably required to obtain required regulatory approvals or (iv) as may otherwise be required by Law or stock exchange regulations, provided that the Shareholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

Section 13. Miscellaneous.

13.1. Additional Parties. If after the date of this Agreement the Company proposes to issue New Securities to any Person, the Company shall cause such Person, as a condition precedent to such issuance, to become a party to this Agreement by executing an Adoption Agreement, agreeing to be bound by and subject to the terms of this Agreement as a Shareholder and thereafter such person shall be deemed a Shareholder for all purposes under this Agreement.

13.2. Successors and Assigns.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement, and the rights and obligations of each Shareholder hereunder, may be assigned by such Shareholder to any person or entity to which Shares are transferred by such Shareholder as permitted herein; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement.

(b) The Company may not assign its rights under this Agreement.

13.3. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without regard to principles of conflicts of law thereof that would cause the application of Laws of any other jurisdiction other than the State of New York), except to the extent any provision herein in respect of, or also contained in, the Company’s Articles of Incorporation or Bylaws is required to be governed by Philippines law.

13.4. Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.5. Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

13.6. Notices. Any notifications, notices, consents, requests or other communications under this Agreement shall be made in writing (including facsimile transmission and transmission via electronic mail) to the parties at the addresses shown below. Notifications, notices, consents, requests or other communications delivered as provided for in this Section 13.6 shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt; provided that (a) no such notification, notice, consent, request or other communication transmitted via electronic mail shall be deemed received unless and until such notification, notice, consent, request or communication is received by means of facsimile transmission or mail and (b) any such notification, notice, consent, request or other communication delivered to CIBR (other than by facsimile transmission or transmission by electronic mail) shall be deemed received by CIBR on the later of (x) the date of receipt thereof by CIBR at its address in Spain shown below and (y) the date of receipt thereof by CIBR at its address in Mexico shown below. Otherwise, any such notification, notice, consent, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

If to the Company:

Coca-Cola Bottlers Philippines, Inc.

King’s Court Building II, 4th Floor

2129 Chino Roces Avenue

Makati City – Philippines

Attention: Chief Executive Officer

If to CIBR:

Controladora de Inversiones en Bebidas Refrescantes, S.L.

Calle Ercilla 26, piso 6,

Bilbao 48011 – Spain

Attention: Leopoldo Fernández Zugazabeitia

Tel. No. +34 946 793 394

Facsimile No. +34 946 793 672

Email: leopoldo@zugazabeitia.com

and

Controladora de Inversiones en Bebidas Refrescantes, S

c/o Coca-Cola FEMSA, S.A.B. de C.V.

Mario Pani 100, piso 7,

Col. Santa Fe Cuajimalpa,

Delegación Cuajimalpa de Morelos

México, D.F. 05348 – México

Attention: Chief Financial Officer

Tel. No. +52 55 5081-5109

Facsimile No. +52 55 5292 3475

Email: hector.trevino@kof.com.mx

with a copy to:

Coca-Cola FEMSA, S.A.B. de C.V.

Mario Pani 100, piso 7,

Col. Santa Fe Cuajimalpa,

Delegación Cuajimalpa de Morelos

México, D.F. 05348 – México

Attention: General Counsel

Tel. No + 52 55 5081-5297

Facsimile No. +52 55 5292-3473

Email: carlosluis.diaz@kof.com.mx

If to the KO Shareholders:

Coca-Cola South Asia Holdings, Inc. and

Coca-Cola Holdings (Overseas) Limited

c/o The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313 – United States of America

Attention: Chief Financial Officer

Facsimile No. +1 404 676 8621

Email: gfayard@coca-cola.com

with a copy to:

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313 – United States of America

Attention: General Counsel

Facsimile No. + 1 404 676 6209

13.7. Amendment and Waiver. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement, and no giving of any consent provided for hereunder, shall be effective unless such modification, amendment, waiver or consent is set forth in an instrument in writing signed on behalf of the parties hereto.

13.8. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

13.9. Severability. It is the intention of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable Law. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable Law, each party waives any provision of applicable Law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be amended rather than voided with terms having as near as possible the same commercial effect in order to achieve, to the extent possible, the original intent of the parties.

13.10. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Purchase Agreement (including the exhibits and schedules thereto) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

13.11. Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable Law.

13.12. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

13.13. Dispute Resolution.

(a) The Shareholders shall first attempt to resolve amicably any dispute among the Shareholders arising out of or relating to this Agreement (including but not limited to the breach, termination, validity or interpretation thereof) or the Company (each, a “Dispute”); provided, however, that the definition of “Dispute” shall not include, and this Section 13.13 shall not apply to any dispute covered under Section 4.2, any dispute with respect to the Put Price under Section 8 (which dispute shall be governed pursuant to such section) or any dispute arising exclusively out of any agreement (other than this Agreement and any Ancillary Agreement)

between the Company and the KO Shareholders or any of their Affiliates (which disputes shall be subject to the provisions of such agreements). In the event of a Dispute, the Shareholders shall cause their respective representatives (one representative of CIBR and one representative of the KO Shareholders) to meet in person or through a telephone conference, no later than 5 Business Days after the Dispute is submitted to them in writing by any of the Shareholders (the “Dispute Notice”), to attempt, diligently, to reach an agreement regarding such issue. If, for any reason, the representatives of the Shareholders are unable to reach an agreement within 20 Business Days after the receipt of the Dispute Notice, the Dispute shall be subject to arbitration, according to the provisions of this Section 13.13.

(b) If, for any reason, the Shareholders do not reach an agreement on a Dispute within the period established above, any such Dispute shall be submitted for final resolution to arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC” and “ICC Rules”) before an arbitration tribunal consisting of three arbitrators. CIBR, on the one hand, and the KO Shareholders jointly, on the other hand, shall each nominate one arbitrator pursuant to the ICC Rules, and the third arbitrator, who shall serve as president of the arbitration tribunal, shall be nominated by the two arbitrators so nominated within 30 days of confirmation of their appointments. Any arbitrator who is not timely nominated, shall be appointed by the ICC Court of Arbitration in accordance with the ICC Rules. The place of arbitration shall be in New York, New York, and all arbitration proceedings shall be conducted in the English language. The costs of the arbitration shall be apportioned by the tribunal in the arbitration award.

(c) By agreeing to ICC arbitration, the Shareholders do not intend to deprive any court of competent jurisdiction of its ability to (i) issue any form of provisional remedy, including but not limited to a preliminary injunction or attachment in aid of the arbitration or (ii) order any interim or conservatory measure to preserve the status quo or prevent irreparable harm. A request for a provisional remedy or interim or conservatory measure by Shareholder to a court shall not be deemed a waiver of the agreement to ICC arbitration.

(d) The Shareholders agree that an arbitral tribunal appointed hereunder may exercise jurisdiction with respect to both this Agreement and any Ancillary Agreement. The Parties consent to the consolidation of arbitrations commenced hereunder and/or under one or more Ancillary Agreements as follows. If two or more arbitrations are commenced hereunder and/or under one or more Ancillary Agreements, any Shareholder named as claimant or respondent in any of these arbitrations may petition any arbitral tribunal appointed in these arbitrations for an order that the several arbitrations be consolidated in a single arbitration before that arbitral tribunal (a “Consolidation Order”). In deciding whether to make such a Consolidation Order, that arbitral tribunal shall consider whether the several arbitrations raise common issues of law or fact and whether to consolidate the several arbitrations would serve the interests of justice and efficiency. If before a Consolidation Order is made by an arbitral tribunal with respect to another arbitration, arbitrators have already been appointed in that other arbitration, in the event that such arbitration is consolidated into another arbitration, their appointment shall terminate upon the making of such Consolidation Order and they are deemed to be functus officio. Such termination is without prejudice to: (i) the validity of any acts done or orders made by them prior to the termination, (ii) their entitlement to be paid their proper fees and disbursements, (iii) the date when any claim or defense was raised for the purpose of applying any limitation bar or any like rule or provision, (iv) evidence adduced and admissible before termination, which evidence shall be admissible in arbitral proceedings after the Consolidation Order, and (v) the Parties’ entitlement to legal and other costs incurred before termination. In the event of two or more conflicting Consolidation Orders, the Consolidation Order that was made by the arbitral tribunal appointed first in time shall prevail and the arbitral tribunal for such arbitration shall serve as the tribunal for the consolidated arbitrations.

(e) The award rendered by the arbitrators shall be final and binding on the Shareholders. Judgment on the award may be entered in any court of competent jurisdiction.

(f) Except as may be required by Law or Governmental Authority, the Shareholders agree to maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent any Shareholder from disclosing information regarding such arbitration for purposes of proceedings to enforce this clause or to enforce the award or for purposes of seeking provisional remedies from a court of competent jurisdiction. The Shareholders further agree to obtain the arbitrators’ agreement to preserve the confidentiality of any arbitration.

(g) Notwithstanding anything to the contrary herein, the arbitration provisions set forth herein, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9 United States Code, to the exclusion of any state or municipal law of arbitration.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement as of the date first written above.

COCA-COLA BOTTLERS PHILIPPINES, INC.

By:
Name:	FRANCISCO DEL MUNDO
Title:	CHIEF FINANCE OFFICER

CONTROLADORA DE INVERSIONES EN BEBIDAS REFRESCANTES, S.L.

By:
Name:
Title:

COCA-COLA SOUTH ASIA HOLDINGS, INC.

By:
Name:
Title:

COCA-COLA HOLDINGS (OVERSEAS) LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement as of the date first written above.

COCA-COLA BOTTLERS PHILIPPINES, INC.

By:
Name:
Title:

CONTROLADORA DE INVERSIONES EN BEBIDAS REFRESCANTES, S.L.

By:
Name:	Leopoldo Fernández Zugazabeitia
Title:	Attorney-in-fact

COCA-COLA SOUTH ASIA HOLDINGS, INC.

By:
Name:
Title:

COCA-COLA HOLDINGS (OVERSEAS) LIMITED

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement as of the date first written above.

COCA-COLA BOTTLERS PHILIPPINES, INC.

By:
Name:
Title:

CONTROLADORA DE INVERSIONES EN BEBIDAS REFRESCANTES, S.L.

By:
Name:
Title:

COCA-COLA SOUTH ASIA HOLDINGS, INC.

By:
Name:	Kathy N. Waller
Title:	Vice President and Controller

COCA-COLA HOLDINGS (OVERSEAS) LIMITED

By:
Name:	Kathy N. Waller
Title:	Vice President and Chief Financial Officer

[Signature Page to Shareholders Agreement]

Exhibit A

Calculation of Call Price

For purposes of Section 7.1 of this Agreement, the Call Price to be paid by CIBR for the CIBR Call Shares upon exercise of the CIBR Call Right will be an amount equal to: (i) the product of (x) the Base Company Purchase Price and (y) 0.49, plus (ii) the KO Equity Contribution Amount, plus (iii) the KO Indebtedness Amount.

The following terms used in this Exhibit A and in Exhibit B shall have the following meanings:

(i) “Adjusted Purchase Price” means the Purchase Price (as defined in the Purchase Agreement), as adjusted by any Post-Closing Adjustment Items (as defined in the Purchase Agreement).

(ii) “Base Company Purchase Price” shall mean, as of any date of determination, an amount equal to the sum of (x) the Adjusted Purchase Price plus (y) interest thereon accrued at the Carry Rate from the date hereof through the CIBR Call Closing Date divided by 0.51.

(iii) “Carry Rate” shall be an amount equal to 3.75% per annum.

(iv) “KO Equity Contribution Amount” shall mean (i) the aggregate of amount of equity contributions funded to the Company by the KO Shareholders in their capacity as shareholders of the Company from the date hereof through the CIBR Call Closing Date plus (ii) with respect to each equity contribution, interest thereon accrued at the Carry Rate from the date of funding of such equity contribution until the CIBR Call Closing Date; provided, however, that the KO Equity Contribution Amount shall exclude the aggregate amount of any equity contributions of Sellers (as defined in the Purchase Agreement) to the extent consisting of payments under indemnification obligation of Sellers under Article IX of the Purchase Agreement.

(v) “KO Indebtedness Amount” shall mean the total amount of Debt of the Company and its Subsidiaries (including accrued interest thereon) owed to the KO Shareholders or any of their Affiliates that is outstanding as of the CIBR Call Closing Date.

Exhibit B

Calculation of Put Price

For purposes of Section 8.1 of this Agreement, the Put Price to be paid by the KO Shareholders for the CIBR Put Shares upon exercise of the CIBR Put Right will be an amount equal to: (i) the product of (x) the CIBR Base Purchase Price less Company Net Debt and (y) 0.51, plus (ii) the CIBR Equity Contribution Amount, plus (iii) the CIBR Indebtedness Amount.

The following terms used in this Exhibit B shall have the following meanings:

(i) “CIBR Base Purchase Price” shall mean an amount equal to the product of (x) the Consolidated EBITDA as of the CIBR Put Closing Date and (y) an amount equal to US$1,350,000,000 divided by the Consolidated EBITDA for the year ended December 31, 2012, provided that the CIBR Base Purchase Price shall not be greater than US$1,350,000,000.

(ii) “CIBR Equity Contribution Amount” shall mean (x) the aggregate of amount of equity contributions funded to the Company by CIBR in its capacity as a shareholder of the Company following the date hereof through the CIBR Put Closing Date plus (y) with respect to each equity contribution, interest thereon accrued at the Carry Rate from the date of funding of such equity contribution until the CIBR Put Closing Date; provided, however, that the CIBR Equity Contribution Amount shall exclude the aggregate amount of any equity contributions of CIBR funded by Sellers to the extent consisting of payments under indemnification obligation of Sellers under Article IX of the Purchase Agreement.

(iii) “CIBR Indebtedness Amount” shall mean the total amount of Debt of the Company and its Subsidiaries (including accrued interest thereon) owed to CIBR that is outstanding as of the CIBR Put Closing Date.

(iv) “Closing Net Working Capital” means, as of the CIBR Put Closing Date, (i) the consolidated current assets (including cash) of the Company and its Subsidiaries minus (ii) the consolidated current liabilities of the Company and its Subsidiaries, in each case, calculated and adjusted in accordance with GAAP applied on a basis consistent with past practice. For the avoidance of doubt, (a) the general ledger accounts of the Company and its Subsidiaries constituting “current assets” and “current liabilities” shall be the same accounts (or any successor accounts) as those set forth on Annex E of the Purchase Agreement and used for purposes of calculating “Net Working Capital” under the Purchase Agreement and (b) Closing Net Working Capital shall not include any Debt, intercompany payables or receivables or deferred tax assets or deferred tax liabilities.

(v) “Company Net Debt” means, as of the CIBR Put Closing Date, the total amount, in U.S. Dollars, of (x) Debt for Borrowed Money of the Company and its Subsidiaries owed to Persons other than the Shareholders or any of their Affiliates that is outstanding as of such date plus (y) the Underfunded Pension Amount as of such date minus (z) the amount, whether positive or negative, equal to the Closing Net Working Capital minus the Normalized Net Working Capital. To the extent any such Debt for Borrowed Money is denominated in Philippine Pesos, such Debt for Borrowed Money shall be converted to U.S. Dollars, calculated using the PDS AM Weighted Average as found on the Philippines Dealer Exchange Index (“PDEX”) for such date of determination.

(vi) “Consolidated EBITDA” means, notwithstanding anything to the contrary in the Purchase Agreement, with respect to any date of determination, the Company’s consolidated operating income for the last twelve (12) monthly period prior to such date of determination as shown by the line item “Operating Income” in the usual form of GAAP-compliant financial statements for the relevant reporting period, in US Dollars, but subject to adjustment as set out in (a)-(k), to the extent such items have been included in the line item “Operating Income,” in each case in compliance with GAAP and past practice:

(a) any depreciation and amortization charge, provision or expense; including the amortization of bottles and cases shall be added back;

(b) any interest expense (including fees or penalties incurred in connection with third party borrowings or the issue of guarantees and letters of credit) and including any expenses under any interest rate hedging agreement or foreign exchange hedging agreement shall be added back and any interest income and any gains under any interest rate hedging agreement or foreign exchange hedging agreement shall be deducted;

(c) any income tax expense or any deferred tax charges arising for such period shall be added back and any income resulting from a rebate or refund of income tax or any deferred tax income shall be deducted;

(d) any realized or unrealized foreign exchange losses in relation to foreign exchange hedge instruments shall be added back and any realized or unrealized foreign exchange gains from such instruments shall be deducted;

(e) any realized or unrealized loss in relation to interest rate hedging agreements shall be added back and any realized or unrealized gains from such instruments shall be deducted;

(f) any losses on disposition of property, plant and equipment or any impairment charges in respect of such property, plant and equipment shall be added back and any gains on the disposition of such property, plant and equipment shall be deducted;

(g) any downward revaluation of fixed assets or any write-offs of bottles, containers and pallets outside of the ordinary course of business consistent with past practice shall be added back, and any upward revaluation of fixed assets shall be deducted;

(h) the following items (without duplication) shall be excluded:

(i) extraordinary, exceptional or unusual items;

(ii) items that do not pertain to the relevant reporting period (e.g., a reversal of a provision), provided that the exclusion of such items from any reporting period was consented to by the KO Directors, such consent not to be unreasonably withheld or delayed; provided, further, that, without limiting the consent right of the KO Directors in the foregoing proviso, the failure to consent to any such exclusion by the KO Directors shall not be deemed to be unreasonably withheld with respect to the reversal of any provision that is not in the ordinary course of business;

(iii) items that are unrelated to the business operations of the Company; or

(iv) items that are non-recurring in nature (taking into consideration the ordinary course of business of the Company), including restructuring expenses, the incurrence of which was consented to by the KO Directors, such consent not to be unreasonably withheld or delayed;

(i) any expense and deducting any gain attributable to the translation of foreign currency loans shall be added back;

(j) any income attributable to minority interests (i) not related to the business of the Company shall be excluded and (ii) related to the business of the Company shall be included; provided that any such minority interests related to the business of the Company were either acquired prior to the date of this Agreement or acquired after the date of this Agreement pursuant to a transaction that was consented to by the KO Directors, such consent not to be unreasonably withheld or delayed; and

(k) any economic support payments provided by Affiliates of the KO Shareholders to the Company shall be excluded.

For the avoidance of any doubt, with respect to the foregoing definition, (i) consistent with GAAP, the income statement and cash flow statement items are translated at the average exchange for the specific timeframe being measured (e.g., quarterly or annual average foreign exchange rate), while balance sheet and other items are measured at a single point in time are translated at the closing spot foreign exchange rate for the date of the balance sheet item shown, (ii) any references to property, plant and equipment in the foregoing definition shall include real estate property, and (iii) to the extent the consent of the KO Directors is required for the purpose of determining whether to make any adjustment to the foregoing, it is understood and agreed that the agreement by the KO Directors on any Annual Business Plan that expressly includes the item subject to such adjustment shall constitute the consent of the KO Directors for purposes of this definition.

(vii) “Consumption Days” means the number of calendar days in the month in which the CIBR Put Closing Date shall occur.

(viii) “Cost of Sales” means the consolidated cost of sales of the Company and its Subsidiaries for the calendar month in which the CIBR Put Closing Date shall occur, as would be shown by the line item “Cost of Sales” in the usual form of GAAP-compliant financial statements for such period, in U.S. Dollars.

(ix) “Debt for Borrowed Money” means of any Person at any date shall mean, without duplication, (a) all indebtedness of such Person as of such date for borrowed money or for the deferred purchase price of property acquired more than 12 months prior to such date (including principal and accrued but unpaid interest and fees), (b) all indebtedness of such Person under capital leases (as determined in accordance with GAAP as in existence on the date hereof), (c) other than with respect to trade accounts payables that are not overdue by more than 12 months, all obligations of such Person as an account party or applicant under or in respect of letters of credit, letters of guarantee, surety bonds, bankers’ acceptances or similar arrangements (solely to the extent drawn and outstanding), and (d) any other indebtedness of such Person as of such date that is evidenced by a note, bond, debenture or similar instrument or commercial paper made or issued by such Person, and in each case, accrued, but unpaid, interest thereon.

(x) “Net Sales Revenue” means the consolidated net sales revenue of the Company and its Subsidiaries for the calendar month in which the CIBR Put Closing Date shall occur, as would be shown by the line item “Net Sales Revenue” in the usual form of GAAP-compliant financial statements for such period, in U.S. Dollars.

(xi) “Normalized Cash” means the amount equal to (a) the product of (i) 5 multiplied by (ii) Net Sales Revenue, divided by (b) Consumption Days.

(xii) “Normalized Inventory” means the amount equal to (a) the product of (i) 64 multiplied by (ii) Cost of Sales, divided by (b) Consumption Days.

(xiii) “Normalized Net Working Capital” means the aggregate of (a) the sum of Normalized Cash, Normalized Trade Accounts Receivable, Normalized Inventory and Normalized Prepayments minus (b) Normalized Trade Accounts Payable.

(xiv) “Normalized Prepayments” means the amount equal to (a) the product of (i) 36 multiplied by (ii) Net Sales Revenue, divided by (b) Consumption Days.

(xv) “Normalized Trade Accounts Payable” means the amount equal to (a) the product of (i) 70 multiplied by (ii) the sum of Cost of Sales and Operating Expenses, divided by (b) Consumption Days.

(xvi) “Normalized Trade Accounts Receivable” means the amount equal to (a) the product of (i) 30 multiplied by (ii) Net Sales Revenue, divided by (b) Consumption Days.

(xvii) “Operating Expenses” means the consolidated operating expenses of the Company and its Subsidiaries for the calendar month in which the CIBR Put Closing Date shall occur, as would be shown by the line items “Direct Marketing Expenses” and “Other Operating Expenses” (including “Sales & Distribution Expenses” and “Field Administrative Expenses”, which appear as line items between “Gross Profit” and “Operating Income,” in the usual form of GAAP-compliant financial statements for such period, in U.S. Dollars. For the avoidance of doubt, the definition of “Operating Expenses” shall exclude line items for “Restructuring” and “Other Gains and Losses.”

(xviii) “Pension Plan Deficit” has the meaning set forth in the Purchase Agreement.

(xix) “Underfunded Pension Amount” means, as of the date of determination, the aggregate amount of any unfunded pension benefit obligations of the Company and its Subsidiaries, on a projected benefit obligation basis (as defined under GAAP), applied consistent with past practice, including the use of actuarial assumptions (it being acknowledged and agreed that the KO Shareholders, after considering inflation and other factors at such time, assumed that salaries would increase at a rate of 5% per annum in determining the Pension Plan Deficit) that are economically consistent with those used by the KO Shareholders in determining the Pension Plan Deficit in the Purchase Agreement.

Exhibit C

KO-KOF – Philippine System White Paper

OVERVIEW

Since the BIG acquisition in 2007, the Philippine system has made progress in stabilizing volume and regaining share through heavy investment in Sparkling marketing, aggressive horizontal growth, acceleration of CDE deployment, large investments in our sales force and production infrastructure. However, progress has not been enough and system profitability remains unsustainable.

After the very challenging 2011 which saw a -9% volume shortfall, 2012 is off to a good start and we are on track to achieve our FY target of +6.8% volume growth, we believe that there is still a lot to be done to make sure that growth will be consistent and sustained. In the light of the potential refranchising of the bottling operations to Coca-Cola FEMSA we are taking a look at ourselves and reassessing what needs to improve and what needs to be changed.

We (KO and KOF) believe that the Philippines, is still full of potential waiting to be tapped. This is the purpose of this plan – to create a clear, executable roadmap that will take the System to our ultimate goal which is to “Be an Economically Sustainable Business with Undisputable NARTD Leadership” while capturing our fair share of the profit along the value chain.

Macro-economic environment:

Overall outlook remains positive for the Philippines in spite of some potential risks from global headwinds. Growth over the next three years will continue to be supported by the two key pillars of the economy – private consumption and remittances from overseas Filipino workers. Although these two factors will allow the economy to grow at an estimated average of 4% to 5% per year, it will also require the government to spur stronger investment-led growth, monetary stability, improved political situation and strong anti-corruption measures.

Several institutions have actually cited the long-term potential of the country with long-term per capita GDP growth of approximately 5.5% p.a. positioning the Philippines as one of the world’s largest economies in the 21st century. Although we expect to see a growth in the middle class (+6 MM for 2015) that will seek new consumption alternatives at better pricing, poverty and unemployment will still be a lingering reality with the bulk of consumers coming from the bottom of the pyramid thus requiring an affordable proposition from us.

Consumer outlook:

Population is expected to sustain 1.8% annual growth in the next years and cross the 100MM mark by 2014. The teen segment will continue to be largest age group, increasing to 20MM by 2015, followed by young adults (18MM), adults (15MM) and 50+ (16MM). In terms of socio-economic class, more than 80% of population will continue to be in the DE segments but with a growing middle class segment vs. today (from 12% to 18% in 2015).

Filipinos in general are optimistic about the future, and sources of happiness, concerns, and aspirations are expected to remain the same in the coming years. However, optimism will likely vary across regions.

Competitive landscape:

The Philippines competitive landscape is a mix of strong local and large multinational players. In Sparkling, Pepsi and Asia Refreshment Corporation (RC) are the primary competitors, while Nestle, Universal Robina (C2) and Asia Brewery Inc. (Cobra) are the major Stills players. (See Annex 1 for details)

Customer and channel evolution:

Shopping habits will continue to evolve with increasing focus on value and convenience. While Sari-Sari Stores (Traditional Trade) will remain important and will continue to be the largest segment in the next years, Convenience Stores, at Work and HORECA channels will grow faster than Sari-Sari Stores. (See Annex 2 for Channel Gross Profit Opportunity Map)

KO-KOF JOINT BUSINESS PLAN

In Q1 2012, we started the joint system planning process between KO and KOF to establish a joint System Vision for 2020, align on the key strategic pillars and priorities for the next 3 years that will create the basis for a sustainable profitable system in the long term, and key actions and detailed plans for the next 18 months. The text below reflects the main conclusions of the joint process.

2020 VISION

We have an aligned 2020 Vision that set the foundations for the Philippines to become a 1 Bn UCS market in the next 10 years while it becomes a profitable growth market. This implies a 6.2% (CAGR 2012-15) through relentless focus on our key strategic imperatives.

STRATEGIC IMPERATIVES

As a result of the highly iterative and collaborative process between KO and KOF, we have agreed on the following critical strategic areas and imperatives:

Winning Brand Portfolio

Over the next few years, focus is the name of the game. From 2012-2015, ~79% of RTD industry incremental volume and ~76% of the RTD industry gross profit pools are expected to be in Sparkling, Juice and Water. Therefore, we will focus efforts around three big bets:

1) Accelerate Core Sparkling

Build Sparkling core habits by shifting from a two-cola paradigm to a true portfolio play. We will transform our brand growth strategy from a basic thrust of recruitment and frequency to one big continuum of driving “recruitment into habit.” Our opportunity is to ensure we continue to maintain our consumption frequency as we fuel our pipeline with active recruitment. Within this Sparkling focus we will redefine the role of POP to be that of a true fighter with a focus in Wholesalers that will allow us to focus our main efforts behind brand Coca-Cola and Core Flavors (Sprite and Royal).

For Brand Coca-Cola we have used RFR to de-code a granular understanding of how we will build for future success with 3 key strategies: (1) actively building everyday drinker frequency, (2) Recruit two generations of youth from other brands (RC Cola) by 2012, and (3) Protect our consumption base while strengthening and shaping category perceptions. This is all underscored by the core imperative of ACCELERATING brand love, especially in GMA and Luzon amongst teens, where we have a weaker position than in Visayas and Mindanao.

We will strengthen current areas of brand’s competitive advantage while adding new ones that will make Coca-Cola the most preferred and daily consumed beverage in the Philippines.

Based on the strategic imperatives for brand Coca-Cola, our key building blocks and initiatives for the brand are:

•

# 1: National “Daily” Frequency Acceleration. We will continue to be focused on growing brand love, delivering “everyday value” as we de-centralize our ownership from just “dinner and weekends” to “everyday food moments” across day parts.

•

# 2: Youth Recruitment into Habit. A holistic approach to win the next generation of teens as we consolidate our gains from our recruitment efforts these past years, and with an aggressive strategy to move the market into ONE WAYS

•

#3: Marketing the Category. Our goal is to Grow & Accelerate the Sparkling category by educating stakeholders on sparkling benefits, enhancing the positives and addressing the negatives by engaging them with lear messages thru the right funnel (National)

Unleashing the Flavors Opportunity (Sprite and Royal). The Flavors category in the Philippines is still under-developed vs. Pacific and Global average. For Perspective – Global Flavors contribution is 44% and Pacific Flavors contribution 47%, while Philippines Flavors contribution is only 35%. The case for Flavors will focus on: (1) Provide incremental growth to Colas, (2) Support Coca-Cola in driving our recruitment into habit agenda, (3) Source value from under-leveraged Sparkling need states, (4) Offer a flanker role to limit expansion of RC Cola/Mt Dew, (5) Deliver system incremental profit

Based on the strategic imperatives for Core Flavors, our key building blocks and initiatives are:

#1: Recruit new generation of drinkers via a clear and compelling brand ideas, media investment and continuity

Sprite: Sudden Refreshment (product) delivered with attitude (true self-expression)

Royal: Play (Kulit) with Permissibility (B Vitamins)

#2: Availability, BPPC diversity in line with Coke – see BPPC section

#3: A Portfolio approach to target Mountain Dew (our closest competitor in Flavors). We will unleash a portfolio approach (Coke-energizing uplift + Sprite- reframe MD with its edgy, honest attitude + Sparkle-flavor profile). Additionally, we will focus on their key packages (750ml RGB and 12oz) ensuring that our BPPC framework nullifies these advantages.

2) Build scale and value in Juice

Minute Maid: In 2013, Minute Maid will emerge from Pulpy to a true trademark that captures opportunities across the consumer pyramid – with the introduction of Minute Maid Fresh and Minute Maid Nutriboost.

Minute Maid Pulpy will capture volume and value opportunities in the ABC SEC, with focus on modern trade. It will continue to play a “profit driver” role for the KO portfolio, by offering higher value. Minute Maid Pulpy will be in a stronger position to grow with improvements on the product (China formulation + improved pulp quality) and an evolved consumer proposition. The focus, therefore, is:

#1: Improved product bundle (China formulation + improved pulp quality) and new flavors (Mango, Pineapple

#2: Drive trial (especially amongst ABC) and consumption through a stronger benefit driven consumer proposition

#3: Drive SOVI in Modern Trade (displays and merchandising)

Minute Maid Fresh will capture volume in the CD SEC, with in-home + purposeful nutrition as the single biggest opportunity. While RTD Juices are highly profitable and plays in this space, the segment has continued to be dominated by low value RTD offerings in Doy packs led by Zesto, with price being one of the biggest barriers to gaining accessibility. Minute Maid Fresh will offer low income consumers an opportunity to enjoy a more natural and delicious juice drink (vs. powders and doy), fortified with vitamins and thus delivering the right benefits that their family needs at an affordable price. We are looking to launch a multi-serve PET 800mL pack targeting a price range of P25 and a single serve PET pack at P10.

3) Build scale and improve our position in Hydration

In hydration, we will build off our strong foundation in base water by focusing on Wilkins brand to create scale and differentiation through the introduction of Wilkins Ilohas purified water (In practical terms it means keeping Viva on the shelf in MT in order to protect and maximize our SOVI, whilst we invest and expand the Wilkins footprint.) Key Building Blocks are:

#1: Reinforce Wilkins need to continue protecting its right to price with its TRUST equity

#2: Launch different price point SKU offerings to ensure capture of different consumption opportunities

#3: Launch Wilkins in purified format to capture on-the-go routine refreshment opportunity amongst young adults

4) Play to distract / capture fair share in Tea, Energy, Sports and Powders

Energy: Despite our recent poor performance in this category (our brand, Samurai, has no right to win vs. competition due to its losing formulation, parity pricing, parity proposition, poor brand perception, lower retail margin for SSS and no DMI support) we are bullish on the future of Energy. We evaluated several options to strengthen our play (including a spoiler strategy with Samurai and Cobra acquisition) and believe that the introduction of Burn has the best potential. It bundle tested better than Samurai. The brand name, Burn, has positive associations compared to Samurai, and the 25/7 concept showed strong potential among the blue-collar workforce. The strawberry formulation has tested parity vs. Sting and the gold formulation tested parity to Cobra (the market leader). Should the BURN bundle show positive results, then the focus would be PET and CVS/ Modern Trade, given our desire to keep our traditional trade portfolio simple and focused.

Tea: In 2012, faced with the BPW Asia re-scoping, the KO tea portfolio underwent a major overhaul from a dual tea brand in Real Leaf and Nestea to a consolidation of one tea trademark in Real Leaf. With focus in Modern Trade, Real Leaf now has two tea lines in its portfolio – green tea and black tea. This allows KO to leverage on the healthy footprint and shift consumers to natural tea space to build a true tea culture in the Philippines. We will build Real Leaf as the purposeful health booster beverage for Filipinos. The guiding principles in the redefinition of the brand role are: 1) to ensure that it is complementary to our KO portfolio and not intrinsically competing in the same space as our core business; 2) to bring in realism on the ability to win in the category; 3) tap into the biggest weakness of C2. Our key building blocks will refocus efforts towards a more niche ABC adult market (20 to 39) in modern trade:

#1: Capture revenue with premium tea in modern trade

#2: Create new tea innovations to reinforced better tea heritage – white tea, herbal tea, different flavor mixes of green and black teas, tea detox

#3: Maintain mass black tea in on-premise channels

Powders: While we have managed to marginally improve powders profitability through various supply chain initiatives, from a System perspective, it is less profitable compared to our other core categories and adversely impacts some of our more profitable brands – particularly Sparkling and RTD Juice. Our strategy therefore will be to “play to stay” with a goal of maintaining current volumes with brand investment limited to new flavor introductions and tactical promotional offers. We also have the opportunity to review a “spoiler play” in RTD tea where our EOC footprint is very small and we have the ability to distract the key player in Nestea.

We will continue to push and seek the optimal RTM and Supply Chain, including the potential establishment of an independent “internal sponsor” for the business within the Bottler, to ensure that the powders business has minimal distraction to our core focus and effort areas.

RGM

An effective RGM plan in the Philippines needs to start with revenue management in Traditional Trade (focused on SSS), which by 2015 will still account for 70% of the country’s volume. We have defined three core pillars of our RGM strategy: (1) profitability through availability and mix, (2) segmented execution of simplified OPPPC bundles, and (3) revised pricing approach & commercial policies.

1)	Profitability through availability and mix: We will drive growth and profitability through a simplified Core Sparkling line up in Sari-Sari Stores

•	Competitive Areas:

•

Sakto 200ml as an RGB entry pack for Coke (at the same price as RC 240ml), 8oz entry pack for Sprite and RTO; complemented with a 300ml PET at 10Php introduction price and supported by substantial launch efforts.

•

Our focus in multi-serve will be twofold: 1) increasing availability of Kasalo 750ml RGB (first Coca-Cola, then also Sprite and Royal) to promote in-home consumption and defend against RC 800ml RGB and 2) Continue to expand 1.5L PET.

•	The expansion will be supported by key changes in commercial policy to make then competitive in the distribution system

•	We will focus Pop cola on distribution through wholesale, focusing our competitive actions on RC’s distribution system rather than their outlet base.

•	Non-Competitive Areas:

•	Single Serve: We will focus on a combination of 200ml (VIS) or 8oz (MIN) and 12oz RGB, while launching 300ml PET as we expand PET capacity in Visayas and Mindanao.

•	Multi-Serve: we will continue to nourish 1L RGB while expanding MS PET.

•

Our focus on fewer skus will allow us to simplify the picture of success. We will also continue to make investments in both marketing and availability programs to drive our key OBPPC, with focus on Core Sparkling (led by Coke), water and juice.

2)	Segmented execution of simplified OPPPC bundles: To drive focused execution at the point of sale of our OPPPC bundles, we will also simplify the outlet segmentation: Outlets with 14phc (industry) and above (10phc KO) will be Direct Outlets; outlets below that threshold will be Indirect Outlets (cf. RTM section). Direct Outlets will carry the full General Trade OBPPC while Indirect Outlets will carry the Core Sparkling pivot packs + Pop Cola + MM Fresh + Wilkins.

3)

Pricing approach and commercial policies: As a first step toward segmented pricing, we have established a set of pricing principles to maintain the right relative price points between packs and competitors. In parallel, we will execute opportunities for price realization (e.g., leveraging, lower price sensitivity on PET, or pricing during seasons / years with cash influx). Considering the surge in retail margins since 2009, we intend to capture 80% of the GWP increases and still provide 20% to the retailer. In doing so, we will improve our System profitability while improving the absolute retail margin. In addition, we will implement plans that will strengthen a value-based partnership with our retailers and move the value dialogue beyond retail margins per case. A relentless focus on price compliance through the continuous execution of programs (e.g., lead outlet programs for Gold and Silver, Red Cup awards, profit story cascade) will help to ensure that the OPPPC strategy can be profitably implemented. For new packs with the strategic purpose of recruitment, we aim at gaining massive traction and coverage in the market at a magic price point before taking a price increase. (Example: PET 300ml launch at Php 10).

Cold Drink Equipment

In the short term, the focus of our CDE initiatives will be on relocation of our current CDE to direct customers, while installing controls and routines for management. Over the next 3 years however, we are committed to achieve cooler coverage of 50% in general trade. Directionally, this would require investment in approximately 100,000 small coolers and a combination of approximately 25,000 larger single-door, double-door and checkout coolers. We will conduct a pilot test on the impulse cooler as a way to develop outlets into potential direct outlets.

Modern Trade

Modern Trade including National and Regional Key Accounts, make up 29% of our volume and has been the key driver of volume growth over the past years. However, purchase incidence of our portfolio remains a big challenge – especially in off premise channels (only 14% in Supermarkets, Hypermarkets). Our strategy consists of five pillars: (1) category management, (2) high integrity agreements, (3) supply chain collaboration, (4) partnership for growth and (5) capability development.

1) Category management and shopper marketing:

•

We will continue to evolve our OBPPC to increase incidence and capture revenue opportunities in Sparkling. In SS, we will drive multi-packs with aggressive SOVI support. In MS, we will assess the new OBPPC line-up (1.75L PET, 2.25L PET) while introducing an Entry MS package (e.g. 1L PET). Initiatives like MS duo-packs, value-added bundles and seasonal promotions will help us increasing the average purchase size.

•

As it pertains to stills, we will focus our investments on RTD juice and Water while engaging in a more disruptive strategy in key categories where we are losing (Sports, Energy and Tea). MM Fresh will be selectively introduced in MT to capture volume from powders and doy packs. In the Water category, we will expand Wilkins (distilled) with the Wilkins Purified line-up, capturing more SOVI. Our approach to the sports drink and energy categories will include a “pincher” strategy: offering more for the same price and capturing a lower absolute price point.

•	We will also continue to rollout Beverage Solution Centers in a more focused way and with a stronger emphasis on fast lane placements and cross category connection points.

2) High integrity agreements (HIA): Modern Trade profitability, especially in QSR, has historically been a challenge. To counter this, we have successfully started to drive high integrity agreements, improving trade terms (including multi-year price/DME plan for IPP accounts) to reach breakeven by 2014. In the months to come we will be extending HIA reach to Regional Key Accounts as well.

3) Supply chain collaboration: A key hurdle for the implementation of HIA has been the disappointing performance on fill-rates and Out of Stock. Our plan calls for a holistic approach to this issue including vendor managed inventory (VMI).

4) Partnership for growth: We will establish and/or strengthen multi-year strategic partnerships with SM, Robinsons, 7-11, Mercury Drug, Jollibee and McDonald’s.

5) Capability development: All of the above calls for a review of our capability plan, establishing “Customer Business Units” for our strategic partners. In addition, we intend to capture more than our fair share of growth in rapidly growing emerging channels with important revenue opportunities in At Work (expansion of vending machines) and Horeca.

Superior RTM Model and Client Management Model

At the core of our evolved RTM model is the strategic intention to:

1)	Take Control of the Largest Customers (Direct Customers): as mentioned before, we will simplify the customer segmentation model by keeping only 2 customer segments: direct (14 phc industry and above) vs. indirect. We will take control of the Direct Customers through DOG and DD, allowing us to create better OBPPC and Picos execution, including price and cooler compliance. The Direct Customers will have the benefit of access to a full portfolio and a bundle of value-add investments like CDE, loyalty programs, make-over programs, credit etc.

2)	Simplify our approach to Indirect Customers: They will be served via a combination of our MEPs and wholesalers. The strategic intention is to drive 1) cold availability of a simplified portfolio line-up (pivot packs only) and 2) price compliance.

3)	Engage more proactively with Wholesalers (WS): acknowledging the importance of the 8,000+ WS in the market, we will increase our control to WS distribution through DOG and DD, while enhancing our competitiveness through a better management of WS margins. Currently, our WS approach is in the hands of MEPs who pass on part of their fixed discount to the wholesalers in their area (e.g. MEP passing on Php 10 – 12 of their Php 17 MEP discount). Our key competitors Pepsi and RC however give higher WS margins (up to 18Php + additional incentive), which has contributed to our declining share of sales with wholesalers. Taking control of DOG and DD will allow us to reinvest in more competitive WS margins (Php 14-15). The portfolio of packages that we intend to sell them is the simplified line-up of core sparkling pivot packs, Pop cola, Minute Maid Fresh and Water.

(See Annex 3 for the RTM Model diagrams)

Initial calculations on estimated calls/day, call productivity, avg. drop size, number of routes etc. indicate that with the new model we should be able to keep or slightly decrease our cost to serve (Php 48 vs. Php 50 currently) while gaining much more control in the market.

We acknowledge that there is no “one size fits all” RTM solution to the complexity of a market like the Philippines. However, our intention is to create a stronger RTM framework, after which we can make some adaptations based on regional differences. With that, we will re-align the structure of our operations, dividing the Philippines in 21 regions, each with about 4.5MM consumers and 38K outlets. The regional structure would be simplified with more focus on frontline order generation and execution instead of the current focus on “sales supervision” of the MEPs. The Direct Customers will be covered by Presellers (managing about 120 outlets), while we will assign sales representatives to cover the Indirect Outlets and WS. Other departments will be supporting the frontliners in terms of marketing execution and database management / outlet analysis. As this is a fundamental change compared to the current RTM model, we will do the necessary due diligence by implementing pilot tests to gather learnings and to refine the model before broader implementation.

Productive Supply Chain

Supply Chain strategy will focus on achieving optimal infrastructure requirement, improved quality, reduced operating expenses, improving glass management, and developing the capabilities to deliver the culture and capacity to sustain performance improvement. Specifically:

1)	Structure

•

Implement agreed supply chain structure where SC Director has a team covering key functional areas of Quality (including Environment and Safety), Manufacturing, Logistics (including DOIP and TRCI), warehousing and engineering. Supported by an aligned BU technical organization.

2)	Realise Full potential of existing assets through:

•	Increase operating time from 514 hrs/month to a minimum of 600 hrs/month (~15% increase)

•	Increase capacity from 483 to 576 MM UC (+20% capacity)

•	Adequate growth capacity in mature packages (RGB) and ample growth capacity in PET

•	Improve efficiency through a simplified portfolio (aligned with commercial), remove operational bottle-necks (i.e. glass float), improve maintenance operating practices

•	Invest in quality with improved bottle washing and inspection for both empty and full goods, improved CO2 control and microbiological compliance

3)	Manufacturing Facilities Consolidation

•	Decrease from 22 manufacturing facilities to 15 by closing 4 single RGB line plants, plus two small water line plants and consolidate Sta Rosa into one singularly managed operation.

•	Supply with sufficient RGB capacity the 6 islands which has 92% of the population

•	Improve cost structure, Capex efficiencies and operational focus

4)	Deploy Regional PET Capacity

•	Manage PET capacity allowing the regions to be self-sufficient. Initial focus on Visayas (Bacolod) and Mindanao (Misamis Oriental)

•

Deploy regional PET capability by investing in multi-purpose (water & sparkling) for both Visayas and Mindanao engaging regional co-packers until new lines come on line. Leverage underutilized hot fill lines in Sta. Rosa.

5)	Reduce manufacturing Opex: Through a combination of productivity improvements and cost reduction initiatives by implementing standard KOF plant management routines and focus on Operational Excellence capabilities “Back to Basics”

6)	Improve glass management: We will continue to invest in glass to maintain the float relative to our volume increase and rebalance the capital spending to ensure sufficient glass. In addition, our focus will be to increase the glass retrieval rate to world-class levels, optimize glass infusion, maintain consistent MEP/MLP inventory levels, and reduce breakage. We will establish stringent operational controls and performance metrics to support all aspects of glass management.

7)	Improve logistics

Starting from demand planning process improve entire logistics process to implement standard KOF sales and operations planning processes and routines.

8)	Warehousing and transportation:

We will redefine the control of warehouses to ensure the right management and accountability. Increase vehicle utilization and productivity (fleet productivity 95%), having the right fleet size and vehicle types, use of advanced planning tools, improve fuel yields and taking advantage of fuel sourcing strategies and tax benefits.

World Class Capabilities (People)

Execution of our Plan will require changes to our organization, an upgrade of leadership and capabilities, and improvements in the way we think and work. Our organization strategy will reposition the Coca-Cola Philippines System to focus on critical areas of growth while “right sizing” the business to current levels of volume and making step-change improvements in capability, leadership and workplace culture.

Main Strategies – 18 Months Implementation Plan

KEY GOALS FOR 2013-2015

In order to monitor improvement and ensure we are delivering against plan, we have defined clear metrics, key goals and accountabilities for 2013-2015 along with our key strategic pillars.

Volume

This business plan is expected to deliver 650MM UCS by 2015. This represents a +6.2% CAGR from ‘12-‘15 and is in line with our long-term vision.

(See Annex 4 for details on Key Metrics, Volume & Financials)

Annex 1 (Competitive Landscape)

2011 Volume: 140MM ucs 2011 NARTD Share:16.5%	With the Lotte Chilsung Beverage acquisition of 34% of PCPPI in 2010 they have become a more active player in both Sparkling and Stills and they are taking a more aggressive position in the local market with their 2012 plans to invest US$75mm to improve distribution and increase capacity. In terms of its portfolio, Pepsi is focusing on three big bets – Sparkling flavors (mainly Mt. Dew), Gatorade (its key profit driver), and Sting energy drink (its fastest growing product). This could include the launch of new products from the Lotte portfolio. Financially, despite having lower volumes than KO, the Pepsi System is estimated to have an Operating Income of US$2mm in 2011. This is attributed to a more profitable Sparkling business that does not include value brands, a strong high-margin Stills portfolio, and its lean and efficient delivery and sales structure.

2011 Volume: 66MM ucs 2011 NARTD Share: 8.4%	It continued to gain share nationally at +0.8ppt vs. PY due mainly to territorial expansion. Expectations are that ARC is likely to accelerate penetration and continue expansion of production capacity and distribution in North Luzon and Mindanao. Operationally, ARC is expected to stick to its current business model of having a simple portfolio focused on two key packs, and in traditional trade, a simple RTM with a heavy reliance on wholesalers . In RTD Juice, its “Zesto” brand is still the biggest juice brand with a market share of 45.2%. In 2011, Zesto regained lost ground outperforming the more premium juice brands such as Del Monte FNR, MM, and Tropicana.

2011 Volume: 58MM ucs 2011 NARTD Share: 6.9%	The Asia Brewery Group is now the 4th biggest player in the NARTD industry and it has been growing consistently for the past 5 years, with a CAGR of 25.9%, driven by Cobra energy drink that now accounts for almost 50% of its total portfolio and is the undisputed market leader with a share of 63.7% in the energy category. However, the bulk of their business is still in Water with a total market share of 29.8%. They have recently launched a media campaign for Absolute water that positions it in the same space as Wilkins, but at a lower price point. Their current strategies are expected to continue.

2011 Volume: 34MM ucs 2011 NARTD Share: 3.7%	URC is one of the largest branded food product companies in the Philippines with operations across beverage, snacks, and canned food. It continues to expand its presence in Asia with manufacturing facilities in ASEAN (Thailand, Malaysia, Indonesia, Vietnam) and China. Its C2 brand has 72% share in the RTD tea category, growing in key channels across all regions primarily in traditional trade and schools. C2 continues to evolve its portfolio and has recently launched C2 Milky. We expect URC will continue to defend its RTD tea leadership through product innovation, marketing investments, and health and wellness propositions to drive differentiation. Growth focus is shifting to beverage, with capex expansion geared towards increasing stills capacity.

2011 Volume: 36MM ucs (Pow Tea) 2011 Share: 3.5% (Pow Tea)	Nestle is the undisputed leader in powdered coffee (Nescafe) with a 74% share and powdered tea (Nestea) with a 91% share. It also enjoys leadership positions in Milk and Choco, both in RTD and powder formats, and has significant share in value-added dairy segments. With the BPW re-scoping, Nestle is expected to launch and support its own Nestea RTD Tea with a potential supply agreement with a local manufacturing company such as San Miguel Corporation or Universal Robina Corporation. Nestle will leverage on its strong distribution network, modern trade relationship, and Nestea’s brand equity to build a strong position in the ready to drink tea category and will likely make a strong play to capture the QSR opportunity.

Annex 2 (Channel Gross Profit Opportunity Map)

Annex 3 (RTM Model and Segmented Portfolio)

We are evolving the RTM Model from the current MEP to a Basic Model

Segmented Portfolio according to Service Level

Annex 4 (Key Metrics, Volume & Financials)

Key Metrics 2013-2015

Strategic Intention	Metric	Current	2015
	Volume (MM ucs)	545	650

Volume & Profit	System OI (US$ MM)	$68	—

	Sparkling Volume Share	71.1%	71.1%

	Coca-Cola Teens – Brand love	48%	58%

	Coca-Cola Teens – GMA Brand Love	27%	58%

	Coca-Cola – Availability by region	73%	90%

Winning portfolio	Core Flavors – Availability by region	55%	80%

	Retail margin (as% of PRP)	21%	18%

	Price compliance	18%	60%

	RED Scores		70%

	Quality Index (BPQI)	89	95
Supply Chain
	OOS (AC Nielsen)	6%	3%

Volume

(1)	Sports, Energy, RTD Tea, (2) Includes Jug/Bulk

System Financials

System profitability and CAPEX requirement: based on the status of the Transactional workstream (conversations between M&A teams will take place in August), we are not in the position of sharing financial projections at this stage.